UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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INTUIT INC.
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INTUIT INC.
2700 Coast Avenue
Mountain View, CA 94043
NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
You are cordially invited to attend our 2013 Annual Meeting of Stockholders, which will be held at 8:00 a.m. Pacific Standard Time on January 17, 2013 at our offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043. Please note that this is a different building than in prior years. We will also offer a webcast of the annual meeting at http://investors.intuit.com.
We are holding the meeting for the following purposes:
1. To elect the nine directors nominated by the Board of Directors and named in the proxy statement to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013;
3. To hold an advisory vote to approve executive compensation;
4. To approve the material terms of the performance goals under the Intuit Inc. Senior Executive Incentive Plan; and
5. To consider any other matters that may properly be brought before the annual meeting and any postponement(s) or adjournment(s) thereof.
Items 1 through 4 are more fully described in the attached proxy statement. We have not received notice of other matters that may be properly presented at the annual meeting.
Only stockholders who owned our stock at the close of business on November 23, 2012 may vote at the annual meeting, or at any adjournment or postponement of the annual meeting. For 10 days prior to the annual meeting, a list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters at 2700 Coast Avenue, Mountain View, California 94043. If you would like to view the stockholder list, please call Intuit Investor Relations at (650) 944-3560 to schedule an appointment.
Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. We believe it is convenient for our stockholders, while significantly lowering the cost of our annual meeting and conserving natural resources.
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on January 17, 2013. The proxy statement is available electronically at http://investors.intuit.com/proxy.cfm and Intuit's Annual Report on Form 10-K for fiscal year ended July 31, 2012 is available electronically at http://investors.intuit.com/annuals.cfm.

By order of the Board of Directors,

Laura A. Fennell
Senior Vice President, General Counsel and Corporate Secretary
Mountain View, California
November 27, 2012

INTUIT INC.
PROXY STATEMENT 2013 ANNUAL MEETING OF STOCKHOLDERS

Page
TRANSACTIONS WITH RELATED PERSONS	56
AUDIT AND RISK COMMITTEE REPORT	57
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	58
PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	58
PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	59
PROPOSAL NO. 4 — APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE INTUIT INC. SENIOR EXECUTIVE INCENTIVE PLAN	61
APPENDIX A	A-1
Supplemental Information for the 2013 Proxy Summary and Compensation Discussion and Analysis — Information Regarding Non-GAAP Financial Measures and Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures
A-1
APPENDIX B	B-1
Intuit Inc. Senior Executive Incentive Plan	B-1

2013 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of the Stockholders

Time and Date	Thursday, January 17, 2013 at 8:00 a.m. Pacific Standard Time
Place	Intuit's offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043 (Please note that this is a different building than in prior years)
Record Date	November 23, 2012
Voting
Stockholders of Intuit as of the record date are entitled to vote. Each share of Intuit common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

1.	Election of nine directors

2.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending July 31, 2013

3.	Advisory vote to approve executive compensation

4.	Approve the material terms of the performance goals under the Intuit Inc. Senior Executive Incentive Plan

5.	Consider other matters that may properly come before the meeting

Intuit's Board of Directors (the “Board”) recommends that you vote FOR the election of each of the director nominees and FOR Proposals 2, 3 and 4.

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

						Committee Memberships
Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	ARC	CODC	NGC	Other Public Company Boards
Christopher W. Brody	68	1993	Chairman, Vantage Partners LLC	Leadership, Finance, Industry	X			X	C
William V. Campbell	72	1994	Chairman of the Board of Directors, Intuit Inc.	Leadership, Industry						Apple, Inc., GSV Capital Corp.
Scott D. Cook	60	1984	Founder and Chairman of the Executive Committee, Intuit Inc.	Leadership, Industry						eBay Inc.; The Procter & Gamble Company
Diane B. Greene	57	2006	Former President and Chief Executive Officer, VMware, Inc.	Leadership, Industry	X		X		X	Google, Inc.
Edward A. Kangas	68	2007	Non-Employee Chairman, Tenet Healthcare	Industry, Global, Leadership	X	X		C	X	Tenet Healthcare; Hovnanian Enterprises, Inc.; United Technologies Corporation

						Committee Memberships
Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	ARC	CODC	NGC	Other Public Company Boards
Suzanne Nora Johnson	55	2007	Former Vice-Chairman, The Goldman Sachs Group	Leadership, Industry, Finance, Global	X	C	X			American International Group, Inc.; Pfizer Inc.; VISA Inc.
Dennis D. Powell	64	2004	Former Chief Financial Officer, Cisco Systems, Inc.	Leadership, Industry, Finance	X	X	C			Applied Materials, Inc.; VMware, Inc.
Brad D. Smith	48	2008	President and Chief Executive Officer, Intuit Inc.	Leadership, Industry						Yahoo! Inc.
Jeff Weiner	42	2012	Chief Executive Officer, LinkedIn Corporation	Leadership, Industry	X			X		LinkedIn Corporation
________________________________________________________

AC	Acquisition Committee
ARC	Audit and Risk Committee
CODC	Compensation and Organizational Development Committee
NGC	Nominating and Governance Committee
C	Chair
Attendance	All director nominees, all of whom are current directors, attended at least 75% of the aggregate number of meetings of the Board and committees on which he or she sits.

Auditors

As a matter of good corporate governance, we are asking stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013.

Executive Compensation Advisory Vote

For the third year, our stockholders have the opportunity to cast a non-binding, advisory vote to approve our executive compensation program. Last year, stockholders supported the policies, practices and philosophy of our compensation program, with 93% of votes cast in favor of the proposal. In evaluating this year's “say on pay” proposal, we recommend that you review our “Compensation Discussion and Analysis,” which explains how and why the Compensation and Organizational Development Committee of our Board arrived at its compensation actions and decisions for fiscal year 2012, along with our “Summary Compensation Table” and the related compensation tables, notes and narrative in this proxy statement. The Board recommends a FOR vote because the Board believes that our compensation programs' policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

Fiscal 2012 Compensation Decisions

Intuit delivered strong financial results in fiscal 2012, achieving revenue growth of 10%, non-GAAP operating income growth of 10% and non-GAAP earnings per share (“EPS”) growth of 16%. Appendix A to this proxy statement includes a reconciliation of non-GAAP operating income and non-GAAP EPS to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). Intuit and its management delivered these strong results in an environment of continued economic uncertainty and a sluggish recovery of the U.S. economy. Over the past one-year and three-year periods, these revenue and operating income results have placed Intuit between the median and 75th percentile of its compensation peer group (discussed in the “Compensation Discussion and Analysis” of the proxy statement). Intuit continued to demonstrate excellent execution against its three-point strategy of building growth in its core businesses, building adjacent businesses and entering new geographies, and accelerating the transition to connected services.
Because Intuit was able to deliver such strong results for stockholders, customers and employees, the Compensation and Organizational Development Committee of the Board determined that our named executive officers would receive cash bonuses, and awarded equity grants and salary increases for fiscal 2013, in recognition of Company and individual performance. In particular, in recognition of the strength of the Company's results and strong or outstanding individual performance, the named executive officers received total annual cash bonuses in the range of 96% to 130% of target, as further discussed under “Compensation Discussion and Analysis,” which begins on page 25 of this proxy statement.

Compensation Practices

Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, including:

•
the majority of our officer compensation is in the form of performance-based incentives, and 70% of the value of those incentives is in the form of performance-based restricted stock units, which use a variety of performance measures, including performance versus three-year operating goals that reflect our strategic plan and relative total shareholder return ("TSR") compared to a peer group;

•	we do not provide special retirement benefits designed solely for executive officers;

•	we do not provide any excise tax “gross-up” payments if a severance payment is considered an excess parachute payment under U.S. tax laws;

•	we do not provide perquisites or other executive benefits based solely on rank;

•	we have implemented “clawback” provisions for performance-based equity awards; and

•
we have implemented stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times his salary and non-employee director guideline set at five times retainer.

Fiscal 2012 Compensation Summary

Set forth below is the fiscal year 2012 compensation for each named executive officer as determined under the Securities and Exchange Commission rules. See the “Compensation Discussion and Analysis” and “Executive Compensation” sections of the proxy statement for a full explanation of each named executive officers' compensation.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Brad D. Smith President and Chief Executive Officer	975,000	—	8,320,578	1,608,698	1,647,750	12,559	12,564,585
R. Neil Williams Senior Vice President and Chief Financial Officer	675,000	—	2,537,885	417,083	544,219	13,714	4,187,901
Kiran M. Patel Executive Vice President and General Manager, Small Business Group	700,000	—	2,798,678	470,900	805,000	16,693	4,791,271
Laura A. Fennell Senior Vice President, General Counsel and Corporate Secretary	505,000	—	1,176,413	188,365	348,450	15,799	2,234,027
Daniel R. Maurer Senior Vice President and General Manager, Consumer Group	585,000	—	1,741,524	282,547	422,297	14,908	3,046,276

2014 Annual Meeting

Deadline for stockholder proposals or director nominees for inclusion in the proxy statement:	July 30, 2013
Deadline for director nominees or other stockholder proposals to be properly brought at annual meeting (but not included in the proxy statement):	No earlier than October 4, 2013 and no later than November 3, 2013

INTUIT INC.
2700 Coast Avenue
Mountain View, CA 94043

PROXY STATEMENT FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES
Date, Time and Place of Meeting
Intuit Inc.’s (“Intuit” or the “Company”) Board of Directors (the “Board”) is asking for your proxy for use at the Intuit Inc. 2013 Annual Meeting of Stockholders (the “Meeting”) and at any adjournment or postponement of the Meeting for the purposes set forth in the accompanying Notice of 2013 Annual Meeting of Stockholders. We are holding the Meeting on Thursday, January 17, 2013 at 8:00 a.m. Pacific Standard Time at our offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043. We have first released this proxy statement to Intuit stockholders beginning on November 27, 2012.
Webcast of Meeting
If you are not able to attend the meeting in person, you may join a live webcast of the Meeting on the Internet by visiting http://investors.intuit.com on Thursday, January 17, 2013 at 8:00 a.m. Pacific Standard Time.
Proposals at the Meeting
There are four proposals scheduled to be voted on at the Meeting:

•	to elect nine directors nominated by the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

•	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013;

•	to hold an advisory vote to approve executive compensation; and

•	to approve the material terms of the performance goals under the Intuit Inc. Senior Executive Incentive Plan.
We will also consider any other matters that may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof.
Internet Availability of Proxy Materials
We are pleased to continue to furnish proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Meeting. We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about November 27, 2012.
Record Date, Outstanding Shares and Quorum
Only holders of record of Intuit common stock at the close of business on November 23, 2012 (called the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had approximately 296,143,092 shares of common stock outstanding and entitled to vote. We need a quorum to take action at the Meeting. We will have a quorum if a majority of the shares outstanding and entitled to vote on the Record Date are present at the Meeting, either in person or by proxy.
If by the date of the Meeting we do not receive proxies representing sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Voting Rights
Holders of our common stock are entitled to one vote for each share they owned on the Record Date. The Inspector of Elections appointed for the Meeting will tabulate all votes. The Inspector will separately tabulate “for” and “against” votes, abstentions and broker non-votes for each proposal.
Stockholder of Record or Beneficial Owner
Stockholder of Record (Record Holder).  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by Intuit. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposals 1 (election of directors), 3 (advisory vote to approve executive compensation) and 4 (approval of the material terms of the performance goals under the Intuit Inc. Senior Executive Incentive Plan) are not considered routine matters, and without your instruction, your broker cannot vote your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Voting and Revoking Proxies
The Board is soliciting proxies to vote your shares at the Meeting. All stockholders of record have three options for submitting their vote prior to the Meeting:

•	via the Internet at www.proxyvote.com (as described in the Notice of Internet Availability);

•	by phone (your Notice of Internet Availability provides information on how to access your proxy card, which contains instructions on how to vote by telephone); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.
We encourage you to register your vote via the Internet.  If you attend the Meeting, you may also submit your vote in person, and any votes that you previously submitted — whether via the Internet, by phone or by mail — will be superseded by the vote that you cast at the Meeting. If you properly submit your proxy, via the Internet, by phone or by mail, and do not revoke it prior to the Meeting, your shares will be voted in the manner described in this proxy statement or as you may otherwise direct.
If you sign and return your proxy card but do not give any instructions on how you would like to vote your shares, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2, 3 and 4. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.
If you are a beneficial owner of shares held in “street name” through a brokerage firm, bank, broker-dealer, or other similar organization, you may receive a Notice of Internet Availability of Proxy Materials from the holder of record containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting. If you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares.
Whether you submit your proxy via the Internet, by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Laura A. Fennell, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. You may also revoke a proxy by submitting a later-dated vote, in person at the Meeting or via the Internet, by phone or by mail. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Votes Required to Elect Directors and Adopt Proposals
Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the nine director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each director who is standing for election at the Meeting has tendered a contingent, irrevocable resignation from the Board that will become effective only if the director fails to receive the required majority vote. In that event, the Nominating and Governance Committee of the Board will make a recommendation to the Board whether to accept or reject the resignation, or whether some other action should be taken. The Board will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and the rationale behind it within 90 days after the date of the certification of the election results. Approval of each of the other proposals on the agenda requires the affirmative vote of the majority of the shares of common stock entitled to vote on the proposal that are present in person or represented by proxy at the Meeting and are voted “for” or “against” the proposal.
Abstentions and Broker Non-Votes
Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions and, if applicable, broker non-votes will not be counted as votes “for” or “against” a Director nominee or the other proposals. Accordingly, abstentions are not counted for the purpose of determining the number of votes cast on these proposals.
If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum, but they will not be counted for the purpose of determining the number of votes cast on the proposals.
Soliciting Proxies
Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit and/or its agents may also solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of $9,000 plus their expenses, which we estimate will be approximately $7,500. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people or entities for whom they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies.
Voting Results
The preliminary voting results will be announced at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K that we expect to file within four business days of the Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K to disclose the final voting results.
Delivery of Voting Materials to Stockholders Sharing an Address
To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.
How to Obtain a Separate Set of Voting Materials
If you received a householded mailing this year, and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650) 944-3560 and we will deliver these materials to you promptly upon such written or oral request. You may also contact us at the address or phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call (800) 542-1061 or send a written request to Investor Relations at the above address.
Annual Report on Form 10-K and Additional Materials
The Notice of 2013 Annual Meeting of Stockholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2012 have been made available to all stockholders entitled to vote at the Meeting and who received the Notice of Internet Availability. The Annual Report on Form 10-K can also be viewed at http://investors.intuit.com/annuals.cfm.
Paper copies of our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 31, 2012 may be obtained without charge by writing to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or by calling (650) 944-3560.
OUR BOARD OF DIRECTORS AND NOMINEES
Our Board currently consists of nine directors, all of whom are standing for election. The nominees for election include six independent directors, as defined in the applicable rules for companies traded on the NASDAQ Global Select Market (NASDAQ) and three directors who are employees of Intuit. Stockholders elect all directors annually. The authorized number of directors is currently nine.
Directors Standing for Election
Each of the incumbent directors listed below has been nominated for election by the Board upon recommendation by the Nominating and Governance Committee and has agreed to stand for election to a one-year term. Information concerning the nominees for director is provided below.
Christopher W. Brody (Age 68)
Chairman, Vantage Partners LLC

Mr. Brody has been an Intuit director since 1993 and is a member of the Compensation and Organizational Development Committee and Chairman of the Nominating and Governance Committee. Mr. Brody has been chairman of Vantage Partners LLC, a private investment firm that he founded, since 1999. From 1971 to 1998 Mr. Brody was a partner of Warburg, Pincus & Co., a venture capital and private equity investment firm. Over the past 29 years, Mr. Brody has served on the boards of over 15 public and private companies in a number of different industries. Currently, Mr. Brody serves as a director of several private companies. Mr. Brody holds a Bachelor of Arts in English Literature from Harvard College and a Master in Business Administration from Harvard Business School. The Board believes that Mr. Brody should be re-elected to the Board because of his experience and knowledge of corporate finance, strategic planning and general management; his experience and knowledge of operational matters gained as a past and present director of several other public and private companies; his experience in building high-growth businesses; and his knowledge of Intuit, its markets and operations, which has developed over his tenure as a director of Intuit.
William V. Campbell (Age 72)
Chairman of the Board of Directors, Intuit Inc.

Mr. Campbell has been an Intuit director since 1994. He served as Intuit's President and Chief Executive Officer from April 1994 through July 1998. He has served as Chairman of the Board since August 1998 and was Acting Chief Executive Officer from September 1999 until January 2000. Mr. Campbell has been a member of the board of directors of Apple, Inc. since 1997, where he serves on the Compensation Committee and chairs the Nominating Committee, and he has been a member of the Board of Directors of GSV Capital Corp. since 2012. In addition to Mr. Campbell's public company leadership experience, he serves as the Chair of the Board of Trustees of Columbia University. Mr. Campbell holds a Bachelor of Arts in Economics and a Masters of Science from Columbia University. The Board believes that Mr. Campbell should be re-elected to the Board because of his professional experience managing and advising innovative high growth companies; his leadership throughout the technology industry; and his understanding of Intuit, its strategy, markets, operations and management.

Scott D. Cook (Age 60)
Founder and Chairman of the Executive Committee, Intuit Inc.

Mr. Cook has been an Intuit director since 1984. A co-founder of Intuit, Mr. Cook served as Intuit's President and Chief Executive Officer from 1984 to 1994 and served as Chairman of the Board from 1993 to 1998. Mr. Cook has been a director of eBay Inc. since 1998 where he is a member of the Corporate Governance and Nominating Committee. Mr. Cook has been a director of The Procter & Gamble Company since 2000 where he chairs the Innovation & Technology Committee and is a member of the Compensation & Leadership Development Committee. Mr. Cook holds a Bachelor of Arts in Economics and Mathematics from the University of Southern California and a Master in Business Administration from Harvard Business School. The Board believes that Mr. Cook should be re-elected to the Board because of his experience as an entrepreneur and corporate executive; his knowledge of Intuit's operations, markets, management and strategy; his role in guiding and fostering innovation; and his experience as a Board member of other large consumer-focused companies.
Diane B. Greene (Age 57)
Former President and Chief Executive Officer, VMware, Inc.

Ms. Greene has been an Intuit director since 2006 and is a member of the Audit and Risk Committee and the
Nominating and Governance Committee. Ms. Greene co-founded VMware, Inc., a provider of virtualization and virtualization-based cloud infrastructure solutions, in 1998 and took the company public in 2007. Ms. Greene served as chief executive officer and president of VMware from 1998 to 2008, a member of the board of directors of VMware from 2007 to 2008, and as an Executive Vice President of EMC Corporation, a provider of information infrastructure and virtual infrastructure technologies, solutions and services, from 2005 to 2008. Prior to VMware, Ms. Greene held technical leadership positions at Silicon Graphics, Tandem, and Sybase and was chief executive officer of VXtreme. She has also served on the board of directors of Google since January 2012. In addition to Ms. Greene's public company board experience, she is a member of The MIT Corporation. Ms. Greene holds a Bachelor of Arts in mechanical engineering from the University of Vermont, a Master of Science degree in naval architecture from the Massachusetts Institute of Technology and a Master of Science degree in computer science from the University of California, Berkeley. The Board believes that Ms. Greene should be re-elected to the Board because she brings to the Board her experience and insights as a successful technology entrepreneur and former chief executive officer of a public company as well as her expertise and knowledge of cloud computing and software as a service businesses.
Edward A. Kangas (Age 68)
Non-Employee Chairman, Tenet Healthcare

Mr. Kangas has been an Intuit director since 2007 and is a member of the Acquisition Committee and Nominating and Governance Committee and chairs the Compensation and Organizational Development Committee. From 1989 to 2000, Mr. Kangas was global chairman and chief executive officer of Deloitte Touche Tohmatsu Ltd. Mr. Kangas also held the position of managing partner of Deloitte & Touche (USA) from 1989 to 1994. Mr. Kangas has been non-employee chairman of the board of directors of Tenet Healthcare since 2003. Mr. Kangas also has been a member of the board of directors of: Hovnanian Enterprises, Inc. since 2002; and United Technologies Corporation since 2008. Mr. Kangas was a member of the board of Electronic Data Systems Corporation from 2004 to 2008, Eclipsys Corporation from 2004 to 2010 and Allscripts Healthcare Solutions from 2010 to 2012. Mr. Kangas holds a Bachelor's degree and a Master's degree in Business Administration from the University of Kansas. The Board believes that Mr. Kangas should be re-elected to the Board because he brings to the Board global executive experience as well as his knowledge and expertise acquired through his service as a director of companies in industries that are highly relevant to Intuit's businesses, including software, technology, professional services and healthcare.
Suzanne Nora Johnson (Age 55)
Former Vice-Chairman, The Goldman Sachs Group

Ms. Nora Johnson has been an Intuit director since 2007 and is a member of the Audit and Risk Committee and chairs the Acquisition Committee. Ms. Nora Johnson joined The Goldman Sachs Group in 1985 and held several management positions throughout her tenure, which concluded with her retirement in January 2007, including: Vice Chairman, Chairman of the Global Markets Institute, and Head of the Global Investments Research Division. Ms. Nora Johnson has been a member of the board of directors of: American International Group, Inc. since 2008; Pfizer Inc. since 2007; and VISA Inc. since 2007. Ms. Nora Johnson's significant non-profit board affiliations include, among others, the American Red Cross and the University of Southern California. Ms. Nora Johnson earned a Bachelor's degree from the University of Southern California and a Juris Doctor from Harvard Law School. The Board believes that Ms. Nora Johnson should be re-elected to the Board because she brings valuable business experience managing large, complex, global institutions as well as insights into how changes in the financial services industry, public policy and the macro-economic environment affect our businesses.
Dennis D. Powell (Age 64)
Former Chief Financial Officer, Cisco Systems, Inc.

Mr. Powell has been an Intuit director since 2004 and is a member of the Acquisition Committee and Chairman of the Audit and Risk Committee. Mr. Powell was executive advisor of Cisco Systems, Inc., a provider of networking products and services, from 2008 to 2010. Mr. Powell joined Cisco in 1997 and held several management positions throughout his tenure including: Executive Vice President and Chief Financial Officer from 2003 to 2008; Senior Vice President, Corporate Finance from 2002 to 2003; and Vice President, Corporate Controller from 1997 to 2002. Prior to Cisco, Mr. Powell held the position of senior partner at Coopers & Lybrand LLP, where his tenure spanned 26 years. Mr. Powell has been a member of the boards of directors of Applied Materials, Inc. since 2007 and VMware, Inc. since 2007. Mr. Powell holds a Bachelor of Science in Business Administration with a concentration in accounting from Oregon State University. The Board believes Mr. Powell should be re-elected to the Board because he brings to the Board his executive management experience with large, global organizations as well as insights into financial and operational issues gained through his tenure as an executive at a large public technology company.
Brad D. Smith (Age 48)
President and Chief Executive Officer, Intuit Inc.

Mr. Smith has been an Intuit director since 2008 and is currently President and Chief Executive Officer of Intuit. Mr. Smith joined Intuit in 2003 and has served as Senior Vice President and General Manager, Small Business Division from 2006 to 2007, Senior Vice President and General Manager, QuickBooks from 2005 to 2006, Senior Vice President and General Manager, Consumer Tax Group from 2004 to 2005 and as Vice President and General Manager of Intuit's Accountant Central and Developer Network from 2003 to 2004. Before joining Intuit, Mr. Smith held the position of Senior Vice President of Marketing and Business Development of ADP, where he held several executive positions from 1996 to 2003. Mr. Smith was elected to the board of directors of Yahoo! Inc. in 2010. Mr. Smith holds a Bachelor's degree in Business Administration from Marshall University and a Master's degree in Management from Aquinas College. The Board believes Mr. Smith should be re-elected because, as Chief Executive Officer of Intuit, he possesses the most relevant knowledge of Intuit's strategy, markets, operations and employees and provides industry expertise and context on all matters that come before the Board.
Jeff Weiner (Age 42)
Chief Executive Officer, LinkedIn Corporation

Mr. Weiner has been a director of Intuit since April 2012 and is a member of the Compensation and Organizational Development Committee. He has served as the Chief Executive Officer of LinkedIn, an Internet professional network provider, since June 2009, and as a director of Linked in since July 2009. He served as LinkedIn's Interim President from December 2008 until June 2009. Before joining LinkedIn, Mr. Weiner was an executive in residence at Accel Partners and Greylock Partners, both venture capital firms, from September 2008 to June 2009. From May 2001 to June 2008 he held several positions at Yahoo! Inc., one of the world's largest digital media companies, including most recently as an Executive Vice President of Yahoo's network division. He holds a bachelor's degree in economics from The Wharton School at the University of Pennsylvania. The Board believes Mr. Weiner should be elected because he brings to the Board experience and insights as the chief executive officer of a successful public technology company as well expertise and knowledge in social networking, consumer web and mobile products.

CORPORATE GOVERNANCE

Intuit is committed to excellence in corporate governance and maintains policies and practices that promote good corporate governance, including the following:

•	the Board has adopted majority voting in uncontested elections of directors;

•	a majority of the board members are independent of Intuit and its management;

•	the independent members of the Board meet regularly without the presence of management;

•	all members of the committees of the Board are independent;

•	the charters of the committees of the Board clearly establish the committees' respective roles and responsibilities;

•	Intuit has adopted a code of business conduct and ethics for employees that is monitored by Intuit's ethics office;

•
Intuit's ethics office has a hotline available to all employees, and Intuit's Audit and Risk Committee has procedures in place to receive and process complaints regarding accounting, internal accounting controls or auditing matters and for employees to make confidential, anonymous complaints regarding questionable accounting, auditing, federal securities law matters or violations of the Intuit's Code of Conduct and Ethics;

•	Intuit has adopted a code of ethics that applies to all directors;

•
Intuit's internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Intuit's Audit and Risk Committee;

•
Intuit has adopted stock ownership guidelines for its non-employee directors and executive officers at the senior vice president level and above (which requirements are described in the “Compensation Discussion and Analysis” of this proxy statement starting on page 25); and

•	the Board and its committees receive periodic updates on regulatory and other developments relevant to the Board from management and outside experts.

Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of Intuit and our stockholders. The Nominating and Governance Committee is responsible for overseeing these Corporate Governance Principles and periodically making recommendations to the Board regarding any changes. These Corporate Governance Principles address, among other things, our policy on succession planning and senior leadership development, Board performance evaluations, committee structure and stock ownership requirements.
We maintain a corporate governance page on our company website that contains key information about corporate governance matters. This information includes copies of our Corporate Governance Principles, Political Accountability Policy, Code of Conduct & Ethics for all employees, including our Company’s senior executive and financial officers, our Operating Values, and the charter for each Board committee. The link to this corporate governance page can be found at http://investors.intuit.com/governance.cfm, and the Corporate Governance Principles can be found at http://investors.intuit.com/directors.cfm.
Board Responsibilities and Leadership Structure
The Board oversees management’s performance on behalf of Intuit’s stockholders. The Board’s primary responsibilities are (1) to select, oversee and determine compensation for the Chief Executive Officer who, with senior management, runs Intuit on a day-to-day basis, (2) to monitor management’s performance to assess whether Intuit is operating in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders, and (3) to periodically review Intuit’s long-range plan, business initiatives, capital projects and budget matters.
The Board appoints the Chairman of the Board, who may be a former officer of Intuit if the Board determines that it is in the best interests of Intuit and its stockholders. The roles of Chairman of the Board and Chief Executive Officer may be held by the same person or may be held by different people. However, if the Chairman is also the Chief Executive Officer, then the Board has determined that it will appoint a lead independent director. Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons. The Board believes that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate at this time as it allows our Chief Executive Officer to focus primarily on management and strategy responsibilities, while allowing our Chairman to focus on leadership of the Board, providing feedback and advice to the Chief Executive Officer, and providing a channel of communication between the Board members and the Chief Executive Officer. William V. Campbell, the current Chairman of the Board, is a non-executive employee of Intuit and previously served as Intuit’s chief executive officer. The Chairman of the Board presides over all Board meetings and works with the Chief Executive Officer to develop agendas for Board meetings. The Chairman advises the Chief Executive Officer and other members of senior management on business strategy and leadership development. He also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held four meetings during fiscal 2012. The independent directors also spend a portion of every meeting in executive session, and they designate an independent director to serve as presiding director to chair these sessions. During fiscal 2012, Chris Brody, the Nominating and Governance Committee chair, served as the presiding director of all executive sessions. In addition, the presiding director may advise the Chairman of the Board with respect to agendas and information to be provided to the Board and may perform such other duties as the Board may from time to time request to assist it in fulfilling its responsibilities. The Board has delegated certain responsibilities and authority to the committees described below. Committees report regularly on their activities and actions to the full Board.
Board Oversight of Risk
Intuit's management is responsible for balancing risk and opportunity in support of Intuit's objectives. Management exercises this responsibility day to day through ongoing identification of risks related to significant business activities, implementation of risk mitigation activities and alignment of risk management to the Company's strategy. Intuit's Chief Risk Officer, who reports through to our General Counsel, facilitates the Enterprise Risk Management, or “ERM,” program as part of our strategic planning process. The ERM program helps identify the top risks for each business unit and for Intuit as a whole.
Our Board has responsibility for overseeing risk management for the Company. The Board exercises this oversight responsibility directly and through its committees, as follows:

•
The Audit and Risk Committee has primary responsibility for overseeing our ERM program. The Chief Risk Officer reports on a quarterly basis to the Audit and Risk Committee on Intuit’s top risk areas and the progress of the ERM program. The Audit and Risk Committee also has oversight responsibilities with respect to particular risks such as financial management and fraud.

•
The Board’s other committees — Compensation and Organizational Development, Nominating and Governance, and Acquisition — oversee risks associated with their respective areas of responsibility. The Compensation and Organizational Development Committee considers the risks associated with our compensation policies and practices for executives and employees generally. The Nominating and Governance Committee considers risks associated with corporate governance and overall board effectiveness, including recruiting appropriate Board members. The Acquisition Committee considers risks associated with Intuit’s merger and acquisition activities and the strategy and business models of acquisition candidates.

•
At each quarterly Board meeting, members of each committee provide a report to the full Board covering the committee’s risk oversight and other activities. The full Board receives an annual update from the Chief Risk Officer regarding the top enterprise-wide risks. The full Board also considers and provides oversight of specific strategic risks, including those relating to Intuit's business models and inorganic growth strategy. The Board also receives detailed reports at quarterly Board meetings from the Chief Executive Officer and the heads of our principal business units, which include discussions of the risks involved in their respective areas of responsibility. The senior management team also informs the Board routinely of developments that could affect our risk profile or other aspects of our business.

Compensation Risk Assessment
The Company conducted a review of its key compensation programs, policies and practices in conjunction with Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation and Organizational Development Committee’s independent compensation consultant, which prepared a report on the Company’s incentive programs.
The review included an analysis of the Company's short-term and long-term compensation programs, covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives and stock ownership requirements and trading policies.
Our analysis was reviewed with the Compensation and Organizational Development Committee at its October 16, 2012 meeting. The review and analysis did not identify any compensation programs, policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.
Our assessment noted the following factors that reduce the likelihood of excessive risk-taking:
•Our overall compensation levels are competitive with the market.

•Our compensation programs provide an effective balance in (1) cash and equity mix, (2) annual incentives that are based in part on company-wide performance metrics that align with the Company's business plans and strategic objectives and in part on a qualitative evaluation of business unit and individual performance to mitigate any tendency for focus exclusively on the specific financial metrics under the plan, and (3) long-term incentives provided through a combination of stock options (generally vesting over three years with terms of seven years), time-based restricted stock units (“RSUs”) (generally vesting over three years), performance-based RSUs with vesting based on three-year operating income and revenue growth, and performance-based RSUs with vesting based on three-year relative total shareholder return.
•The Company has adopted stock ownership guidelines for executive officers at the senior vice president level and above as well as non-employee directors. In January 2012, these guidelines were fixed at specified multiples of the salaries of our Named Executive Officers and retainers of our Board members.
•The Company has an insider trading policy that prohibits officers from pledging shares, trading put or call options, short sales and hedging transactions involving the Company's securities.
•The Company has implemented “clawback” provisions for performance-based equity awards.
Director Independence
Our Board currently includes six independent directors, all of whom are standing for election. To be considered independent under NASDAQ rules, a director may not be employed by Intuit or engage in certain types of business dealings with Intuit. In addition, as required by NASDAQ rules, the Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by Intuit with regard to each director’s business and personal activities as they relate to Intuit and Intuit’s management. Based on this review, the Board has determined that Mr. Brody, Ms. Greene, Mr. Kangas, Ms. Nora Johnson, Mr. Powell and Mr. Weiner are independent directors. The Board previously determined that David H. Batchelder and Michael R. Hallman, who each decided not to stand for re-election and served as directors until the date of the January 2012 Annual Meeting of Stockholders, were independent under the NASDAQ rules.
In assessing director independence under NASDAQ rules, the Nominating and Governance Committee and the full Board review relevant transactions, relationships and arrangements that may affect the independence of our Board members. Each of Mr. Powell, Mr. Kangas, Ms. Nora Johnson, Ms. Green and Mr. Weiner is or was during fiscal 2012 a director of companies with which Intuit conducts business in the ordinary course. Consistent with NASDAQ independence standards, Intuit did not make payments to, or receive payments from, any of these companies for property or services in the current or any of the last three fiscal years that exceed 5% of Intuit’s or any of the other parties’ consolidated gross revenues. Following review of these transactions, the Board determined that each of these directors was independent under NASDAQ rules.
Attendance at Board, Committee and Annual Stockholders Meetings
The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board. Directors generally may not serve on the boards of more than six public companies, including Intuit’s Board. Any director, who has a principal job change, including retirement, must offer to submit a letter of resignation to the Chairman of the Board. The Board, in consultation with the Nominating and Governance Committee, will review each offered resignation and determine whether or not to accept such resignation after consideration of the continued appropriateness of Board membership under the new circumstances.
During fiscal 2012, all directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served. All of our current directors other than Scott Cook and Jeff Weiner, who was not a member of our Board at that time, attended the last Annual Meeting of Stockholders, held in January 2012. Under the Corporate Governance Principles, all directors are encouraged to attend the annual meetings of Intuit’s stockholders.

Board Committees and Charters
The Board currently has a standing Acquisition Committee, Audit and Risk Committee, Compensation and Organizational Development Committee, and Nominating and Governance Committee. The members of each committee are appointed by the Board based on recommendations of the Nominating and Governance Committee. Each member of these committees is an independent director as determined by the Board in accordance with NASDAQ listing standards and each member of the Audit and Risk Committee meets heightened independence criteria. Each committee has a charter and annually reviews its charter and makes recommendations to our Board for revision of its charter to reflect evolving best practices. Copies of each charter can be found on our website at http://investors.intuit.com/charters.cfm. Current committee members are identified in the following table.

Director	Acquisition Committee	Audit and Risk Committee	Compensation and Organizational Development Committee	Nominating and Governance Committee
Christopher W. Brody			X	Chair
William V. Campbell
Scott D. Cook
Diane B. Greene		X		X
Edward A. Kangas	X		Chair	X
Suzanne Nora Johnson	Chair	X
Dennis D. Powell	X	Chair
Brad D. Smith
Jeff Weiner			X
Acquisition Committee
The Acquisition Committee reviews and approves acquisition, divestiture and investment transactions proposed by Intuit’s management in which the total consideration to be paid or received by Intuit is within certain limits that may be established by the Board from time to time.
In fiscal 2012, the Acquisition Committee held four meetings.
Audit and Risk Committee
The Audit and Risk Committee represents and assists the Board in its oversight of Intuit’s financial reporting, internal controls and audit functions, and is directly responsible for the selection, retention, compensation and oversight of the work of Intuit’s independent auditor.
Our Board has determined that each member of the Audit and Risk Committee is independent, as defined under applicable NASDAQ listing standards and SEC rules related to audit committee members, and is financially literate, as required by NASDAQ listing standards. All members of the Audit and Risk Committee have been determined by the Board to meet the qualifications of an “audit committee financial expert,” as defined by SEC rules, and to meet the qualifications of “financial sophistication” in accordance with NASDAQ listing standards. Stockholders should understand that these designations related to an Audit and Risk Committee member’s experience and understanding do not impose upon him or her any duties, obligations or liabilities greater than those generally imposed on other members of the Board.
In fiscal 2012, the Audit and Risk Committee held 12 meetings. The Audit and Risk Committee held closed sessions with our independent auditors, Ernst & Young LLP, present in 12 of these meetings. The responsibilities and activities of the Audit and Risk Committee are described in greater detail in “Audit and Risk Committee Report” beginning on page 57.
Compensation and Organizational Development Committee
The Compensation and Organizational Development Committee (the “Compensation Committee”) assists the Board in the review and approval of executive compensation and the oversight of organizational and management development for executive officers and other employees of Intuit. The Compensation Committee periodically reviews Intuit's key management from the perspectives of leadership development, organizational development and succession planning through Intuit's High Performance Organization Review. As part of this process, the Compensation Committee also meets with key senior executives. The systemic assessment of Intuit's organization and talent planning helped the Compensation Committee to evaluate Intuit's effort at hiring, developing and retaining executives, with the goal of creating and growing Intuit's “bench strength” at the most senior executive levels.
Each member of this committee is independent under NASDAQ listing standards and is a “Non-Employee Director,” as defined in Rule 16(b)-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee met seven times in fiscal 2012. The Compensation Committee held a portion of each meeting in closed session, with only the Compensation Committee members and, on certain occasions, William Campbell, the Chairman of the Board, present. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see the “Compensation and Organizational Development Committee Report” on page 24 and “Compensation Discussion and Analysis” beginning on page 25, including in particular, the discussion of the “Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations” beginning on page 40.
The Compensation Committee is also responsible for reviewing the compensation for non-employee directors on an annual basis and making recommendations to the Board, in the event the Committee determines changes are needed.
Nominating and Governance Committee
The Nominating and Governance Committee reviews and makes recommendations to the Board regarding Board composition and appropriate governance standards. Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable NASDAQ listing standards. The Nominating and Governance Committee held four meetings in fiscal 2012.
The Nominating and Governance Committee has adopted a process to identify and evaluate candidates for director, whether recommended by management, Board members, or stockholders (if made in accordance with the procedures set forth under “Stockholder Recommendations of Director Candidates” on page 21). The Committee's policy is to evaluate candidates properly recommended by stockholders in the same manner as candidates recommended by others.
Qualifications of Directors
The Nominating and Governance Committee believes that all nominees for Board membership should possess the highest ethics, integrity and values and be committed to representing the long-term interests of Intuit’s stockholders. In addition, nominees should have broad, high-level experience in business, government, education, technology or public interest. They should also have sufficient time to carry out their duties as directors of Intuit and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Committee will also consider additional factors — such as independence, diversity, expertise and specific skills, and other qualities that may contribute to the Board’s overall effectiveness — when evaluating candidates for director. Intuit may also engage third-party search firms to provide assistance in identifying and evaluating Board candidates. Jeff Weiner, who was appointed to our Board in April 2012, was identified as a candidate for membership on our Board by a third party search firm.
Consideration of director candidates typically involves a series of discussions and a review of available information concerning the candidate, the existing composition of the Board and other factors the Committee deems relevant. In conducting its review and evaluation, the Committee may solicit the views of management, other Board members and other individuals it believes may have insight into a candidate.
In considering diversity in the selection of nominees, the Nominating and Governance Committee looks for individuals with varied professional experience, background, knowledge, skills and viewpoints in order to achieve and maintain a group of directors that, as a whole, provides effective oversight of the management of the Company. Although our nomination policy does not prescribe specific standards for diversity, the Board and the Nominating and Governance Committee do look for nominees with a diverse set of skills that will complement the existing skills and experience of our directors and provide an overall balance of diversity of perspectives, backgrounds and experiences. The Nominating and Governance Committee assesses its effectiveness in this regard as part of its annual evaluation process. Our Board is currently composed of a group of leaders with broad and diverse experience in many fields, including: management of large global enterprises; technology and innovation leadership; consumer products and services; healthcare; financial services; social networking; legal and compliance; executive compensation; and corporate governance. Our Board members have acquired these diverse skills through their accomplished careers and their service as directors of a wide range of other public and private companies.
Compensation Committee Interlocks and Insider Participation
None of Messrs. Batchelder, Hallman, Kangas, Brody or Weiner, each of whom served on the Compensation Committee during fiscal year 2012, has at any time been one of our executive officers or employees. No executive officer of Intuit during fiscal 2012 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Intuit’s Board or Intuit’s Compensation Committee.

DIRECTOR COMPENSATION
Overview

Our director compensation programs are designed to provide an appropriate incentive to attract and retain qualified non-employee board members. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board, in the event the Compensation Committee determines changes are needed. On October 19, 2011, the Board approved a new compensation program for our non-employee directors and Chairman of the Board, as discussed under “Annual Retainer and Equity Compensation Program for Non-Employee Directors (after January 19, 2012)” beginning on page 20. The following table summarizes the fiscal 2012 compensation earned by each member of the Board other than Mr. Smith, whose compensation is described under “Executive Compensation” beginning on page 42.
Director Summary Compensation Table

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
David H. Batchelder (2)	15,000		—	—		15,000
Christopher W. Brody	90,625		257,939	—		348,564
William V. Campbell	214,615	(3)	257,939	1,000	(4)	473,554
Scott D. Cook	—		—	803,714	(5)	803,714
Diane B. Greene	77,500		257,939	—		335,439
Michael R. Hallman (2)	13,750		—	—		13,750
Edward A. Kangas	103,125		257,939	—		361,064
Suzanne Nora Johnson	95,625		257,939	—		353,564
Dennis D. Powell	110,625		257,939	—		368,564
Jeff Weiner	52,372	(6)	288,512	—		340,884
_______________________________________

(1)
These amounts represent the aggregate grant date fair value of restricted stock units (“RSUs”) granted during fiscal 2012, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation,” (“FASB ASC Topic 718”), assuming no forfeitures. Please see the “Equity Grants to Directors During Fiscal Year 2012” and “Outstanding Equity Awards for Directors at Fiscal Year-End 2012 (Exercisable and Unexercisable)” tables for information regarding the grant date fair value of RSUs granted during the fiscal year and the number of awards outstanding for each director at the end of the fiscal year.

(2)	As disclosed in the proxy statement for our January 19, 2012 Annual Meeting of Stockholders, Mr. Batchelder and Mr. Hallman did not stand for re-election to our Board at that meeting.

(3)
This amount represents a stipend paid to Mr. Campbell for his role as a member and Non-Executive Chairman of the Board and reflects the revised compensation program adopted by the Board, which became effective in January 2012.

(4)	This amount represents a charitable contribution match made by Intuit during fiscal 2012 under its charitable contribution matching program, which is available to all Intuit employees.

(5)
Mr. Cook’s compensation represents an annual salary of $500,000; an incentive bonus of $300,000 awarded for service in fiscal 2012; and premiums for Intuit’s Executive Long-Term Disability Plan of $3,714. Mr. Cook did not receive any equity awards from Intuit during fiscal 2012.

(6)
Mr. Weiner has elected to receive fees due him for service on the Board in RSUs in accordance with Intuit's Director Compensation Program. Please see the “Equity Grants to Directors During Fiscal Year 2012” table for more information.

Equity Grants to Directors During Fiscal Year 2012
The following table shows each RSU grant made to each of our directors, other than Mr. Smith, during fiscal 2012, including the grant date, number of shares, and grant date fair value. Neither David H. Batchelder nor Michael R. Hallman, who each served as directors until the date of the January 2012 Annual Meeting of Stockholders, received any equity grants during fiscal 2012.

	Stock Awards
Director Name	Grant Date	Shares Subject to Award (#)		Grant Date Fair Value ($)(1)
Christopher W. Brody	1/20/2012	4,554	(2)	257,939

William V. Campbell	1/20/2012	4,554	(3)	257,939

Diane B. Greene	1/20/2012	4,554	(2)	257,939

Edward A. Kangas	1/20/2012	4,554	(2)	257,939

Suzanne Nora Johnson	1/20/2012	4,554	(2)	257,939

Dennis D. Powell	1/20/2012	4,554	(2)	257,939

Jeff Weiner	4/27/2012	1,293	(4)	73,804
	4/27/2012	3,736	(5)	214,708
	4/27/2012	905	(6)	52,372
		5,934		340,884

_______________________________________

(1)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures. Since the RSUs granted in the table above are not entitled to dividends, the grant date fair value of these awards was calculated using the closing market price of Intuit’s common stock on the date of grant adjusted downward for the present value of the dividends expected to be paid on the shares during the vesting period.

(2)	Annual Non-Employee Board Member grant which, subject to the director's continued service, vests as to 100% of the shares on January 1, 2013.

(3)	Annual Chairman of the Board grant which, subject to the director's continued service, vests as to 100% of the shares on January 1, 2013.

(4)	New Board Member grant which, subject to the director's continued service, vests as to 50% of the shares on April 1, 2013 and 50% of the shares on April 1, 2014.

(5)	Prorated Annual Non-Employee Board Member grant which, subject to the director's continued service, vests as to 100% of the shares on April 1, 2013.

(6)
Conversion Grant (described below under “Annual Retainer and Equity Compensation Program for Non-Employee Directors (after January 19, 2012)”) for shares equivalent in fair value on the date of grant to the prorated annual Non-Employee Board Member cash retainer. This grant vested as to 258 shares on April 27, 2012, 323 shares on July 25, 2012, and 324 shares on October 17, 2012.

Outstanding Equity Awards for Directors at Fiscal Year-End 2012 (Exercisable and Unexercisable)
The following table provides information on the outstanding equity awards held by our directors, other than Mr. Smith, as of July 31, 2012.

	Aggregate Shares Subject to Outstanding
Director Name	Stock Awards (#)		Option Awards (#)
Christopher W. Brody	9,215	(1)	240,000
William V. Campbell	6,408		—
Scott D. Cook	—		—
Diane B. Greene	10,699	(2)	165,000
Edward A. Kangas	11,677	(3)	142,500
Suzanne Nora Johnson	6,408		150,000
Dennis D. Powell	6,408		80,000
Jeff Weiner	5,934	(4)	—
_______________________________________

(1) Includes 2,807 vested RSUs for which Mr. Brody has elected to defer settlement.
(2) Includes 4,291 vested RSUs for which Ms. Greene has elected to defer settlement.
(3) Includes 5,269 vested RSUs for which Mr. Kangas has elected to defer settlement.
(4) Includes 258 vested RSUs for which Mr. Weiner has elected to defer settlement.

Annual Retainer and Equity Compensation Programs for Non-Employee Directors (through January 19, 2012)

Annual Retainers for Non-Employee Directors (through January 19, 2012)

From August 1, 2011 until the time of the 2012 Annual Meeting of Stockholders on January 19, 2012, non-employee directors were paid an annual cash retainer of $30,000, plus additional cash retainers based on their committee service. These annual retainers were paid in quarterly installments and the cash retainers for committee service were paid in the following amounts: Audit and Risk Committee Chair ($30,000), Non-Chair Audit and Risk Committee Members ($15,000), Acquisition Committee Members ($15,000), Compensation and Organizational Development Committee Members ($15,000) and Nominating and Governance Committee Members ($10,000). We reimbursed non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

The Company also paid the Chairman of the Board an annual cash stipend of $180,000 in lieu of participation in the non-employee director cash compensation program (described above).

Director Equity Compensation Program (through January 19, 2012)

In fiscal 2011, the Board approved an amended director equity compensation program, which was effective for grants to non-employee directors and the Chairman of the Board made from January 19, 2011 until the time of the 2012 Annual Meeting on January 19, 2012. These awards were made in the form of a fixed dollar value of RSUs in the following amounts: new Board members ($250,000 on date of joining Board), continuing Board members ($175,000 annually), Committee members ($57,500 annually), and Board-designated Committee chairs ($17,500 annually). The Chairman of the Board received the Continuing Board member annual grant and an additional RSU grant with a fixed dollar value of $115,000.

Because the formula for the awards was based on a fixed dollar amount, the number of RSUs awarded annually to non-employee directors and the Chairman of the Board varied, depending on the closing market price of Intuit's common stock on the date of grant. The annual grants were awarded on the first business day after each Annual Meeting of Stockholders. Initial Board and committee awards were pro-rated based on the number of full months the director would serve (assuming continuous service) between the grant date and the next vesting date. If the director elected, settlement of the awards could be deferred for up to five years. A director could receive committee grants for a maximum of two committees. Subject to the director's continued service, vesting of these RSUs occurred on the first day of the twelfth month following the date of grant.

For example, for grants made in January 2011, the first vesting date would occur on January 1, 2012. Initial Board grants vest in four equal installments over four years, annual Board and Chairman grants vest in two equal installments over two years and committee grants vest in one year. If any grant has been pro-rated as described above, the number of shares that vest on the first vesting date (but not any other vesting date) are correspondingly pro-rated.

Annual Retainer and Equity Compensation Program for Non-Employee Directors (after January 19, 2012)

Annual Retainers for Non-Employee Directors (after January 19, 2012)
In October 2011, based on information presented by the Company's compensation consultant, FW Cook, which included a review of best practices and benchmarking the Company's prior compensation program for non-employee directors against the programs of its compensation peers, the Board approved a new compensation program for our non-employee directors and the Chairman of the Board, which became effective on January 19, 2012, the date of the 2012 Annual Meeting of Stockholders. Non-employee directors are paid annual cash retainers for Board membership, plus additional cash retainers for their committee service in the amounts indicated in the following table:

Position	Annual Amount ($)
Non-Employee Board Member	60,000
Audit and Risk Committee Chair	47,500
Acquisition Committee and Compensation and Organizational Development Committee Chairs	32,500
Nominating and Governance Committee Chair	27,500
Non-Chair Members of each of Audit and Risk Committee, Acquisition Committee and Compensation and Organizational Development Committee	15,000
Non-Chair Members of the Nominating and Governance Committee	10,000

These annual retainers are paid in quarterly installments and are pro-rated for any changes to a committee that occurs during any quarter. Directors may elect to defer cash retainers into additional tax-deferred Intuit stock units by making an irrevocable written election prior to the start of each calendar year. Such tax-deferred stock units, known as Conversion Grants, vest in four installments, commencing on the grant date (which is the first business day following the Company's annual meeting of stockholders) and quarterly thereafter, and will be distributable at the earlier of (i) five years from the date of grant, (ii) separation from the Board, or (iii) a change of control of Intuit. We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

The Company pays the Chairman of the Board an annual cash stipend of $240,000 in lieu of participation in the non-employee director cash compensation program (described above).

Director Equity Compensation Program (after January 19, 2012)

As part of the new compensation program approved in October 2011, the Board also approved a new director equity compensation program, which became effective on January 19, 2012. Grants are made to non-employee directors and the Chairman of the Board in the form of a fixed dollar value of RSUs in the following amounts:

Board Position	Fixed Amount of Award ($)
Non-Employee Board Member and Chairman (annual grant)	260,000
New Board Member (additional grant upon joining Board)	75,000

Because the formula is based on a fixed dollar amount, the number of RSUs awarded annually to non-employee directors and the Chairman of the Board may vary, depending on the closing market price of Intuit's common stock on the date of grant. The annual grants will be awarded on the day following each Annual Meeting of Stockholders. For a new Board Member, the annual grant will be prorated based on the number of full months of expected service until the next Annual Meeting of Stockholders. Subject to the director's continued service, vesting of the annual RSU grants will occur on the first day of the twelfth month following the date of grant. For example, for grants made in January 2012, the vesting date would occur on January 1, 2013. A new Board Member's additional grant will vest in two equal installments over two years. Once RSUs vest, settlement of the awards must be deferred until the earlier of (i) five years from the date of grant, (ii) separation from the Board, or (iii) a change of control of Intuit. Directors may defer settlement of their RSUs for a longer period of time at their option.
Board Members receive dividend equivalent rights in conjunction with RSU awards granted in July 2012 and thereafter. RSUs accrue dividends, which will be paid when the shares are issued.

Director Stock Ownership Requirement

Each director is required to hold shares of Intuit common stock with an aggregate value of five times the amount of the annual Board member retainer, which value will be measured as of July 31st of each year. Unvested RSUs and deferred RSUs held by a Board member are counted as shares when determining the number of shares owned. Directors must comply with the new guidelines within five years after the date the director joins the Board, or July 2016, whichever is later. If any director does not meet the stock ownership requirement within the designated time frame, 50% of his or her annual cash retainers will be made in the form of Intuit stock until compliance is achieved. As of October 31, 2012, each of the current directors is in compliance with this stock ownership requirement. The current director stock ownership requirements are described in the “Compensation Discussion and Analysis” of this proxy statement starting on page 25.

STOCKHOLDER MATTERS
Stockholder Communications with the Board
The Nominating and Governance Committee is responsible for receiving stockholder communications on behalf of the Board. Any stockholder may send communications by mail to the Board or individual directors c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/contactBoard.cfm. The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The Corporate Secretary may also forward certain communications elsewhere in the Company for review and possible response. In particular, communications such as product or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.
Stockholder Recommendations of Director Candidates
As discussed above, our Nominating and Governance Committee will consider director candidates recommended by a stockholder. A stockholder seeking to recommend a candidate for the committee’s consideration should submit the candidate’s name and qualifications to: Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/contactBoard.cfm. You may find a copy of a document entitled “Process of Identifying and Evaluating Nominees for Director” on our website http://investors.intuit.com/charters.cfm.
Stockholder Proposals and Nominations for the 2014 Annual Meeting of Stockholders
Any stockholder who intends to present a proposal for inclusion in Intuit’s 2014 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by July 30, 2013. Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2014 Annual Meeting of Stockholders that is not intended for inclusion in the Intuit’s 2014 proxy statement must provide written notice of the proposal or nomination to Intuit’s Corporate Secretary, at our principal executive offices, between October 4, 2013 and November 3, 2013. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can obtain from us upon request. Our bylaws are also on file with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership Table
The following table shows shares of Intuit’s common stock that we believe are owned as of October 31, 2012 by:

•	Each Named Executive Officer (defined on page 25),

•	Each director and nominee,

•	All current directors, nominees and executive officers as a group, and

•	Each stockholder beneficially owning more than 5% of our common stock.
Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850.
We calculated the “Percent of Class” based on 296,283,251 shares of common stock outstanding on October 31, 2012. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of October 31, 2012, and (2) shares issuable upon settlement of RSUs that are vested but unreleased, or will become vested within 60 days of October 31, 2012. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or RSU for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors and Executive Officers:
Scott D. Cook(1)	14,381,868	4.85%
Brad D. Smith(2)	707,417	*
R. Neil Williams(3)	173,503	*
Kiran M. Patel(4)	170,475	*
Laura A. Fennell(5)	148,629	*
Daniel R. Maurer(6)	193,977	*
Christopher W. Brody(7)	414,202	*
William V. Campbell	83,019	*
Diane B. Greene(8)	178,039	*
Edward A. Kangas(9)	147,769	*
Suzanne Nora Johnson(10)	163,883	*
Dennis D. Powell(11)	94,832	*
Jeff Weiner(12)	905	*
All current directors and executive officers as a group (14 people)(13)	16,916,088	5.67%
Other 5% Stockholders:
FMR LLC (Fidelity)(14)	22,617,101	7.63%
PRIMECAP Management Company(15)	21,920,574	7.40%
BlackRock, Inc.(16)	16,397,976	5.53%

_______________________________________

*	Indicates ownership of 1% or less.

(1)	Represents 14,381,868 shares held by trusts, of which Mr. Cook is a trustee.

(2)
Includes 529,944 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Smith and 84,918 shares held by a family trust, of which Mr. Smith is a trustee.

(3)	Includes 168,955 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Williams.

(4)	Includes 112,848 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Patel.

(5)	Includes 146,739 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Fennell.

(6)	Includes 174,332 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Maurer.

(7)	Includes 202,807 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Brody.

(8)	Includes 169,291 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Greene.

(9)	Represents 147,769 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Kangas.

(10)	Includes 150,000 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Nora Johnson.

(11)	Includes 80,000 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Powell.

(12)	Represents 905 shares issuable upon settlement of vested restricted stock units held by Mr. Weiner.

(13)
Includes 1,938,723 shares issuable upon exercise of options and upon settlement of vested restricted stock units. Represents shares and options held by the individuals described in Notes 1 through 14, plus an additional 2,437 outstanding shares and 55,133 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by other executive officers.

(14)
Ownership information for FMR LLC (“FMR”) is based on a Schedule 13G filed with the SEC by FMR, reporting ownership as of December 31, 2011. FMR reported sole voting power as to 782,744 shares and sole dispositive power as to 22,617,101 shares. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(15)
Ownership information for PRIMECAP Management Company (“PRIMECAP”) is based on a Schedule 13G filed with the SEC by PRIMECAP, reporting ownership as of December 31, 2011. PRIMECAP reported sole voting power as to 5,822,199 shares and sole dispositive power as to 21,920,574 shares. The address of PRIMECAP is 225 South Lake Avenue #400, Pasadena, California 91101.

(16)
Ownership information for BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G filed with the SEC by BlackRock, reporting ownership as of December 30, 2011. BlackRock reported sole voting power and sole dispositive power as to 16,397,976 shares. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Intuit’s directors and executive officers, and greater-than-10% stockholders to file forms with the SEC to report their ownership of Intuit shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Intuit. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2012.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of July 31, 2012, concerning securities authorized for issuance under all of Intuit’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	26,605,421	(2)	38.34	26,509,124	(4)
Equity compensation plans not approved by security holders	1,062,657	(3)	7.32	—
Total	27,668,078		37.49	26,509,124

_______________________________________

(1)	RSUs have been excluded for purposes of computing weighted average exercise prices.

(2)	Represents 17,567,779 shares issuable upon exercise of options and 9,037,642 shares issuable upon vesting of RSU awards, which are settled for shares of Intuit common stock on a one-for-one basis.

(3)	Represents 493,115 shares issuable upon exercise of options and 569,542 shares issuable upon vesting of RSU awards which were assumed in connection with corporate acquisitions.

(4)	Represents 21,759,936 shares available for issuance under our 2005 Equity Incentive Plan and 4,749,188 shares available for issuance under our Employee Stock Purchase Plan.

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT
Set out below is the Compensation Discussion and Analysis, which is a discussion of Intuit’s executive compensation programs and policies written from the perspective of how we and management view and use such policies and programs. We strive to see that Intuit’s compensation programs are fiscally responsible, market responsive and performance based. Guided by these principles, we regularly review and monitor senior management’s compensation, as well as their potential for larger leadership roles, to produce the greatest value for Intuit’s three stakeholders — employees, customers and stockholders. To this end, the Compensation and Organizational Development Committee has reviewed the components of compensation paid to each of Intuit’s officers for fiscal 2012, including annual base salary, target incentive bonus and equity compensation.
Given our role in providing guidance on program design, administering those programs and policies, and in making specific compensation decisions for senior executives, the Compensation and Organizational Development Committee participated in the preparation of the “Compensation Discussion and Analysis" and reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, we recommended to the Board that the "Compensation Discussion and Analysis” be included in this proxy statement.
COMPENSATION AND ORGANIZATIONAL
DEVELOPMENT COMMITTEE MEMBERS
Edward A. Kangas (Chair)
Christopher W. Brody
Jeff Weiner

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation and Organizational Development Committee (the “Compensation Committee”) oversees Intuit’s compensation plans and policies, approves compensation of our executive officers and administers our stock compensation plans. This Compensation Discussion and Analysis (“CD&A”) contains a discussion and analysis of compensation approved by the Compensation Committee and paid for fiscal 2012 to the executive officers named below (the “Named Executive Officers”) and included in the “Summary Compensation Table” on page 42:

•	Brad D. Smith, President and Chief Executive Officer

•	R. Neil Williams, Senior Vice President and Chief Financial Officer

•	Kiran M. Patel, Executive Vice President and General Manager, Small Business Group

•	Laura A. Fennell, Senior Vice President, General Counsel and Corporate Secretary

•	Daniel R. Maurer, Senior Vice President and General Manager, Consumer Group
Executive Summary
Intuit is strongly committed to pay for performance. To that end, our executive compensation programs are designed to reward both short- and long-term profitable growth. Our short-term performance-based compensation is in the form of annual cash bonuses, which are based upon achievement of annual corporate operating goals and individual performance. Our long-term compensation program is primarily in the form of performance-based restricted stock units whose vesting is tied to the achievement of three-year corporate operating performance goals and three-year relative total shareholder return (TSR) compared with a peer group of similar companies.
In fiscal 2012, Intuit delivered strong financial results, achieving revenue growth of 10%, non-GAAP operating income growth of 10% and non-GAAP EPS growth of 16%. Appendix A to this proxy statement includes a reconciliation of non-GAAP operating income and non-GAAP EPS to the most comparable GAAP financial measures. Intuit and its management delivered these strong results in an environment of continued economic uncertainty and a sluggish recovery of the U.S. economy. Over the past one-year and three-year periods, these revenue and operating income results have placed Intuit's operating performance between the median and 75th percentile of its compensation peer group, and Intuit's annualized TSR has also been between the median and 75th percentile of its compensation peer group.
The following highlights illustrate that Intuit continued to demonstrate excellent execution against its three-point strategy of building growth in its core businesses, building adjacent businesses and entering new geographies, and accelerating the transition to connected services:

•
Revenue for our Small Business Group increased 14% for the year, with customer growth for each of QuickBooks Online, Online Payroll and payments of 28%, 19% and 13%, respectively. Our Consumer Tax business, which includes our TurboTax online and desktop offerings, delivered 11% revenue growth for fiscal 2012. In addition, the Company improved customer satisfaction scores in most of our businesses.

•
While achieving strong revenue growth in these core businesses, Intuit also intensified and refined its focus on building adjacent businesses through acquisitions such as Demandforce, which offers an innovative software-as-a-service solution that is well aligned with our connected services strategy.

•	Intuit also continued to accelerate its transition to connected services, with connected services representing 64% of Intuit's revenue in fiscal 2012, up from 50% just five years ago.
In addition to strong financial and strategic growth, Intuit's employee engagement scores achieved best-in-class levels, and the Company moved up 25 places to number 19 in Fortune's “Top 100 Places to Work” survey.
In July 2012, which was the last month of our fiscal 2012, Intuit entered into an agreement to sell its Intuit Websites business, and the transaction closed in fiscal 2013 on September 17, 2012. The Compensation Committee's decisions regarding compensation of our Named Executive Officers were made prior to the sale of the Intuit Websites business, and the Committee believes it is appropriate to include Intuit Websites in its measurement of the Company's performance for fiscal year 2012, as the agreement to sell was not entered into until the end of the fiscal year. The Committee believes this approach is appropriate as the intent of the bonus program is to reward operating performance, and the Company operated Intuit Websites for the entirety of fiscal 2012. This measure of Company performance upon which the Committee based its fiscal year 2012 bonus decisions varies from that reported in our fiscal year 2012 financial statements due primarily to the reclassification of Intuit Websites as discontinued operations for accounting purposes.

Because Intuit was able to deliver these strong results for shareholders, customers and employees, the Compensation Committee determined that our Named Executive Officers would earn cash bonuses, equity grants and salary increases. In particular, in recognition of the strength of the Company's results and each Named Executive Officer's individual performance, the Named Executive Officers received total annual cash bonuses in the range of 96% to 130% of target, as further discussed in this CD&A. While Intuit's performance during fiscal 2012 was strong, its revenue and operating income growth rates were not as robust as those in fiscal year 2011. In recognition of this, the total cash compensation of each of our Named Executive Officers decreased from fiscal 2011 to fiscal 2012.
Compensation Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy and are intended to work together to provide total compensation that is reasonable, competitive and related to both Intuit's performance and the individual performance of employees, including executive officers:

•
The majority of our officer compensation is in the form of performance-based incentives, and more than 50% of those incentives are in the form of performance-based RSUs, which use a variety of measures, including performance versus three-year operating goals that reflect our strategic plan and relative TSR compared to a peer group;

•	We do not provide special retirement benefits designed solely for executive officers;

•	We do not provide any excise tax “gross-up” payments in the event that a severance payment is considered an excess parachute payment under U.S. tax laws;

•	We do not provide perquisites or other executive benefits based solely on rank;

•	We have implemented “clawback” provisions for performance-based equity awards; and

•	We have implemented stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times his base salary.
2012 “Say on Pay” Advisory Vote on Executive Compensation
Intuit has provided stockholders with an advisory vote on executive compensation in each of the last two years. At our 2012 Annual Meeting of Stockholders, approximately 93% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2012 advisory vote together with the other factors and data discussed in the Compensation Discussion and Analysis in determining executive compensation policies and decisions. The Committee believes that the outcome of our say on pay vote reflects our stockholders' support of our compensation approach and did not make any material changes to our fiscal 2012 executive compensation policies and decisions as a result of the 2012 advisory vote. We value the opinions of our stockholders and will continue to consider the outcome of future say on pay votes when designing our compensation programs and policies and making compensation decisions for our Named Executive Officers.
In addition to the advisory vote on executive compensation, at our 2012 Annual Meeting our stockholders voted on the frequency of future stockholder advisory votes on executive compensation. Consistent with the recommendation of our Board of Directors, an annual frequency received the highest number of votes cast, as well as a majority of the votes cast. Based on these results, our Board of Directors determined that we will hold our say on pay votes on an annual basis until the next vote on the frequency of advisory votes, unless the Board of Directors modifies its policy prior to that time. We expect to hold the next vote on the frequency of advisory votes on executive compensation at our 2018 annual meeting.
Compensation Philosophy and Objectives
In setting policies and practices regarding compensation, the guiding philosophy of the Compensation Committee is to establish a compensation program that is designed to:
•compensate our executives based on both overall Company performance and individual employee performance;
•help achieve our corporate growth strategy;
•acquire, retain and motivate talented executives with proven experience; and

•have a greater portion of Named Executive Officer pay tied to short- and long-term incentive programs than most other Intuit employees, because they lead our key business units or functions and thus have the ability to directly influence overall company performance.
Our key measures of Company and individual performance are discussed in more detail below.
The Compensation Committee believes that a mix of both cash and equity incentives is appropriate, as annual cash incentives reward executives for near term results, while equity incentives motivate executives to increase stockholder value over the longer term. In determining the amount of the cash and equity incentives, the Compensation Committee considers each officer’s total compensation on both a short- and long-term basis to assess the retention and incentive value of his or her overall compensation.
We manage equity compensation to provide competitive rewards that are commensurate with results delivered, while limiting dilution to stockholders. Our equity compensation includes stock options, time-based RSUs and performance-based RSUs. The majority of RSUs granted to senior executives vest only upon achievement of designated financial targets after three years, or upon achieving a specified shareholder return relative to similar companies during a three-year performance period. Stock options provide value to our executives only if Intuit’s stock price increases following the date of grant.
The Compensation Committee conducts its annual review process near the end of each fiscal year to determine each executive’s cash bonus, equity awards, including options and RSUs, and any adjustments to base salary. The purpose of this timing is to allow officer compensation awards to align with the Company's financial results for the fiscal year.
Specific Elements of Compensation
Compensation for all Named Executive Officers is a mix of the principal components summarized in the following table and described in greater detail below.

Component of Compensation	Primary Purpose

Base Salary	Provide the security of a competitive fixed cash payment for services rendered
Annual Bonus	Reward achievement of annual company financial performance and individual strategic and operational objectives
Stock Options (time-based vesting)	Retain and motivate executives to build stockholder value over the life of the option, since options deliver value only if Intuit’s stock price appreciates after grant
Restricted Stock Units (time-based vesting)	Retain executives and provide alignment with shareholders' interests during the vesting term
Restricted Stock Units (3-year performance goals)	Retain executives and reward achievement of 3-year revenue and operating income goals that align with the Company's strategic plan
Restricted Stock Units (3-year relative Total Shareholder Return)	Retain executives and reward them for performance of Intuit’s 3-year stockholder return relative to similar alternative investments
Base Salary
Intuit provides base salaries to all of its employees, including the Named Executive Officers, to provide them the security of a fixed cash payment for services rendered. In July 2012, the Compensation Committee reviewed the base salaries of our Named Executive Officers in the context of the compensation information provided by FW Cook, the Compensation Committee’s independent compensation consultant, to determine whether the base salaries of any of our Named Executive Officers should be increased to remain competitive with our compensation peer group and to ensure those salaries reflect each executive's roles and responsibilities, as further described under “Use of Competitive Data” on page 38.
Mr. Smith's Salary.  In July 2011, the Compensation Committee set Mr. Smith's salary for fiscal 2012 at $975,000, an increase of 2.6% over the prior year. The Compensation Committee felt this increase was appropriate in light of Mr. Smith's outstanding performance, his experience in the role and the analysis of FW Cook regarding the salaries of CEOs in Intuit's peer group. During fiscal year 2012, his target bonus was 130% of salary. Combined with salary, this compensation placed him at the median of other compensation peer group CEOs at the time it was set. In July 2012, the Compensation Committee decided to increase Mr. Smith's base salary by 2.6% to $1,000,000 for fiscal year 2013, in light of Mr. Smith's continued outstanding performance and his experience in the role. The Committee also increased his fiscal 2013 target bonus to 140% of salary in order to tie a greater percentage of his cash compensation to performance.
Mr. Williams' Salary.  For fiscal 2012, Mr. Williams' salary was $675,000, an increase of 8% over fiscal 2011, in recognition of Mr. Williams' outstanding performance, the scope and complexity of his role, his strategic leadership of Intuit's Corporate Strategy and Development function and the analysis of FW Cook regarding the increase in salaries of CFOs in Intuit's compensation peer group. In July 2012, the Compensation Committee decided to increase Mr. Williams' base salary for fiscal year 2013 by 3.7% to $700,000. This increase was based on the CEO's evaluation of Mr. Williams' outstanding performance, including driving of discipline and rigor around capital allocation and his portfolio and expense management through strategic acquisitions and divestitures.
Mr. Patel's Salary.   For fiscal 2012, Mr. Patel's salary was $700,000, based upon his role as the leader of the Company's largest business unit. His salary had not been adjusted since 2007. In July 2012, the Compensation Committee decided to increase Mr. Patel's base salary for fiscal year 2013 by 14.3% to $800,000. This increase was based on the CEO's evaluation of Mr. Patel's outstanding performance, including sustained delivery of outstanding results in the Small Business Group, his focus on the Company's strategic growth opportunities, as well as in recognition of his extensive experience and the importance of his role in leading his business unit to achieve its strategic objectives during fiscal year 2013. The Compensation Committee also considered the analysis of FW Cook regarding salaries of general managers of peer companies' business units.
Ms. Fennell's Salary.  For fiscal 2012, Ms. Fennell's salary was $505,000, an increase of 6% over her fiscal 2011 salary, based on the CEO's evaluation of her outstanding performance, the Compensation Committee's recognition of her success in leading Intuit's Security, Compliance and Risk functions in addition to her General Counsel responsibilities, her leadership of critical Company-wide business priorities and the analysis of FW Cook regarding the increase in salaries of General Counsels in Intuit's peer group. In July 2012, the Compensation Committee decided to increase Ms. Fennell's base salary for fiscal year 2013 by 5.9% to $535,000. This increase was based on the CEO's evaluation of Ms. Fennell's outstanding performance, the scope of her role and the further expansion of her role in fiscal year 2013 to include leadership of Intuit's data services group. The Committee also increased her fiscal 2013 target bonus to 65% of salary for better alignment with the market and internal parity.
Mr. Maurer's Salary.  For fiscal 2012, Mr. Maurer's salary was $585,000, an increase of 14% over his fiscal 2011 salary, based on the CEO's evaluation of Mr. Maurer's outstanding performance, the analysis from FW Cook regarding salaries of general managers of peer companies' business units and the excellent results of the Consumer Tax business under his leadership. In July 2012, the Compensation Committee decided to increase Mr. Maurer's base salary for fiscal year 2013 by 6.0% to $620,000. This increase was based on the CEO's evaluation of Mr. Maurer's strong performance, the continued strong performance of the Consumer Tax business, and in recognition of his strategic leadership of the Consumer Tax business in a dynamic and challenging environment.
Annual Cash Bonuses
Intuit uses cash bonuses to reward achievement of annual Company financial performance and individual strategic and operational objectives, which are expected to increase stockholder value. Each of Intuit’s Named Executive Officers has an annual bonus target that is a stated percentage of base salary, which is determined by the executive’s role within Intuit. The bonus targets were set by the Compensation Committee based on scope and significance of each executive’s leadership role at Intuit and, except for Mr. Smith's bonus target, remained unchanged from fiscal 2011. The target amounts are used as a guideline for the determination of cash bonuses, but actual bonus payments varied based on Company and individual performance, as discussed below.
Cash bonuses for our Named Executive Officers were paid out under the Senior Executive Incentive Plan (“SEIP”), a stockholder-approved plan designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. This year, we are asking our stockholders to re-approve the material terms of the performance goals under the SEIP, in order to allow bonuses paid under the SEIP to continue to qualify as fully tax-deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Please see Proposal 4, beginning on page 61, for additional information. Each year, the Compensation Committee sets a Company performance target which must be achieved in order for participants to receive a cash bonus under the SEIP. In the first quarter of fiscal 2012, the Compensation Committee established a Company GAAP operating income target of $600 million as the minimum performance hurdle for any Named Executive Officer to be eligible for a cash bonus under the SEIP and set the maximum payout to each participant in the SEIP at 250% of his or her target award. At the close of fiscal 2012, the Compensation Committee certified that Intuit had exceeded the operating income threshold and thus each participant in the SEIP was eligible to receive a cash bonus under that plan. Achievement of the $600 million SEIP hurdle makes a Named Executive Officer eligible to earn an award, but does not entitle him or her to an SEIP award.

Actual payout amounts under the SEIP are based on the Company and individual performance as described in more detail below. Following certification of achievement of the SEIP target for purposes of Section 162(m), the Compensation Committee applied its discretion to reduce the amount of each Named Executive Officer's cash bonus from the 250% maximum, using the Company and individual performance metrics described below to administer its discretion and determine the actual amount of each Named Executive Officer's bonus. Each executive's bonus is divided into two components:

•	25% of each executive’s bonus was based on overall Company performance against specific revenue and operating income targets; and

•	75% of each executive’s bonus was based on individual performance, in the context of each executive’s business unit or functional group results.
The Compensation Committee used these percentages for all Intuit officers in order to tie annual cash bonus awards to both the overall Company performance and, to a greater degree, to the executive’s individual contribution to the strategic and operational performance of their business unit or functional group.
Company Performance Component
The Company component of the cash bonus for the Named Executive Officers is based on both Intuit’s revenue growth and non-GAAP operating income growth for fiscal 2012. Both measures are weighted equally because the Company believes that annual profitable growth sustained over time translates into durable value creation for shareholders, and that neither revenue growth nor operating income growth is more important than the other measure.
To determine the component of each Named Executive Officer's bonus based on overall Company performance, the Compensation Committee adopted the matrix set forth below, which creates a baseline for the Company Performance Component bonus payments based on Intuit's achievement of revenue growth and non-GAAP operating income growth targets for fiscal 2012. Under the SEIP, the Compensation Committee has discretion to adjust the baseline actual Company Performance Component of the bonus up or down by 25 percentage points. In exercising its discretion, the Compensation Committee takes into account qualitative factors that measure management's success in building a stronger foundation for the future by improving outcomes for shareholders, employees and customers, while taking into account macro-economic conditions and the Company's performance relative to its peers.
The following table reflects the matrix approved by the Committee for purposes of calculating the baseline Company Performance Component bonus payment, as well as the actual results presented to the Committee in July 2012, prior to any exercise of discretion by the Committee to adjust the actual funding of the Company Performance Component.

Measure	Revenue Growth			Non-GAAP Operating Income Growth			Total

Weighting	50%		+	50%		=	100%

							Baseline
							Company
		Bonus		FY12	Bonus		Performance
	FY12	Payout		Operating	Payout		Component
	Revenue	as a Percent		Income	as a Percent		as a Percent
	Growth	of Target*		Growth	of Target*		of Target(1)
Maximum	15.4%	150%		18.6%	150%		150%
	14.4%	133%		17.4%	133%		133%
	13.3%	117%		16.1%	117%		117%
Target	12.3%	100%		14.9%	100%		100%
	11.1%	95%		13.4%	95%		95%
Unadjusted Actual(2)	9.5%	82%		12.1%	86%		84%
	7.4%	63%		8.9%	63%		63%
	3.7%	32%		4.5%	32%		32%
Threshold	—%	—%		—%	—%		—%

______________________________________
* Linear interpolation between defined points.
(1) This represents a baseline for the Company Performance Component of the annual cash bonus. The Compensation Committee has discretion to adjust the actual Company Performance Component up or down by 25 percentage points. As discussed below, the Committee used its discretion to fund the Company Performance Component at 93% of target.
(2) In July 2012, which was the last month of our fiscal 2012, Intuit entered into an agreement to sell its Intuit Websites business, and the transaction closed in fiscal 2013 on September 17, 2012. The Compensation Committee's decisions regarding compensation of our Named Executive Officers were made prior to the sale of the Intuit Websites business, and the Committee believes it is appropriate to include Intuit Websites in its measurement of the Company's performance for fiscal year 2012, as the agreement to sell was not entered into until the end of the fiscal year. The Committee believes this approach is appropriate as the intent of the bonus program is to reward operating performance, and the Company operated Intuit Websites for the entirety of fiscal 2012. This measure of Company performance upon which the Committee based its fiscal year 2012 bonus decisions is reflected in this row, and it varies from that reported in our fiscal year 2012 financial statements due primarily to the reclassification of Intuit Websites as discontinued operations for accounting purposes.
The baseline Company Performance Component was calculated to be 84% of Target. The Committee consulted with the Chief Executive Officer and the Chairman of the Board and exercised its discretion to set the actual Company Performance Component at 93%. In exercising its discretion, the Compensation Committee determined that the executive officers had led Intuit through a strong year and set the foundation for continued performance over multiple future years, by achieving the following outcomes for shareholders, employees and customers:

•	Increased employee engagement scores to best-in-class levels, as measured by an independent third party;

•	Significantly increased the Company's rank on Fortune magazine's “Great Place to Work” survey;

•	Ranked #1 on Fortune magazine's “Most Admired Software Company” survey;

•	Held or gained share in our major product lines;

•	Significantly increased the number of active mobile users and applications;

•	Achieved strong revenue and operating income results for fiscal year 2012 in a challenging environment, against goals which reflected above median performance at the time they were set; and

•	Grew stock price at a higher growth rate than that of the NASDAQ Composite.
Individual Performance Component
In addition to setting the Company Performance Component, the Compensation Committee established a separate range for the component of each Named Executive Officer’s cash bonus based on individual performance.
The actual payouts of this component to our Named Executive Officers were in the range of approximately 97% to 142% of their individual target bonus opportunity, depending on the Compensation Committee’s subjective evaluation of each executive’s performance, which was based on the CEO's recommendations to the Compensation Committee for everyone except himself, as discussed below the following table.
The following table summarizes the inputs that were used in calculating the fiscal year 2012 cash bonus paid to each of our Named Executive Officers. Actual bonus percentages and amounts were rounded immaterially in certain cases.

Executive	Base Salary	Bonus Target (%)	Bonus Target	Performance Components	Actual Payout Percentages for Each Component	Actual Cash Bonus Payment
Brad D. Smith	$975,000	130%	$1,267,500	Company (25%)	93.0%	$294,694
				Individual (75%)	142.3%	1,353,056
Total				Combined (100%)	129.8%	$1,647,750

R. Neil Williams	$675,000	75%	$506,250	Company (25%)	93.0%	$117,703
				Individual (75%)	112.3%	426,516
Total				Combined (100%)	107.5%	$544,219

Kiran M. Patel	$700,000	100%	$700,000	Company (25%)	93.0%	$162,750
				Individual (75%)	122.3%	642,250
Total				Combined (100%)	114.8%	$805,000

Laura A. Fennell	$505,000	60%	$303,000	Company (25%)	93.0%	$70,448
				Individual (75%)	122.3%	$278,002
Total				Combined (100%)	114.8%	$348,450

Daniel R. Maurer	$585,000	75%	$438,750	Company (25%)	93.0%	$102,009
				Individual (75%)	97.3%	320,288
Total				Combined (100%)	96.1%	$422,297

Brad Smith’s Bonus.  In determining the component of Mr. Smith’s bonus related to his individual performance, the Compensation Committee considered his impact on one-year operational and longer-term strategic plans. In particular, the Compensation Committee determined that Mr. Smith had delivered outstanding performance on the following annual operating goals which were established by the Compensation Committee early in fiscal 2012:

•	Revenue growth

•	Non-GAAP operating income growth

•	Leadership results

◦	Build durable advantage in operating infrastructure including a multi-year IT and technology roadmap

◦	Uphold high customer experience results as measured by customer satisfaction scores

◦	Talent management (hiring, retention and development, with specific focus on attracting and retaining technical talent)

◦	Maintain high employee satisfaction scores in a challenging labor market (as measured through independent annual survey and related actions)

◦	Enhance the engineering culture by engaging and empowering technical talent to create great products

◦	Develop a collaborative management environment that empowers leaders
In assessing Mr. Smith’s performance of these one-year goals (prior to the sale of the Intuit Websites business and the associated accounting reclassifications reflected in our financial statements for the fiscal year ended July 31, 2012), the Compensation Committee noted the Company's strong revenue and operating income growth against stretch goals, and the Company's continued investment in growth opportunities, while maintaining a strong balance sheet in a challenging economy. In addition, under Mr. Smith's leadership, the Company delivered on its capital allocation strategy by continuing to return cash to shareholders through both dividends and its stock repurchase program. Employee satisfaction scores reached best-in-class levels, increasing two points over the prior year, and the Company moved up 25 places to number 19 on Fortune's “Top 100 Places to Work” survey. The Committee also noted that the Company improved customer satisfaction scores in most of our businesses and made progress toward its goals of achieving high availability of the Company's online services and improving reliability for customers. Mr. Smith continued to improve Intuit’s engineering culture by building momentum around Intuit’s culture of innovation. Throughout the year, Mr. Smith led a unified executive team that provided dynamic and collaborative leadership to the entire Company.
The Compensation Committee also determined that Mr. Smith had delivered outstanding progress toward the following longer-term goals established by the Compensation Committee early in fiscal 2012:

•	Long-term strategic plan for Intuit that accelerates our growth track

◦	Articulate a long-term vision (10 years) and strategic plan (3-5 years) for the Company

◦	Demonstrate progress against 3-year plans for each major business unit

◦	Execute on strategic plans for growth

•	Multi-year leadership strategy and progress

◦	Management growth and succession plans; strong business leaders and pipeline; hiring and retention of key technical talent

◦	Trend for employee engagement results (annual survey and related actions); addressing any specific issues which arise

◦	Trend for customer experience results as measured by customer satisfaction scores
In assessing Mr. Smith’s performance and progress toward these long-term goals, the Compensation Committee determined that under Mr. Smith’s leadership, Intuit had made significant progress toward its strategic initiatives of driving growth in the core businesses, building adjacent businesses and entering new geographies, and accelerating Intuit’s transition to connected services. The Small Business and Consumer Tax divisions grew 14% and 11%, respectively, continuing a shift from desktop to connected services and improving revenue per customer. In addition, the Company is continuing to build adjacent businesses, including through acquisitions such as Demandforce, and it is driving continued transition to connected services by expanding its mobile application offerings. Mr. Smith is also continuing to invest in the skills required for all levels of leadership at Intuit, and his initiatives to retain key engineering talent have resulted in improved engagement and retention. As discussed above, he also built a strong foundation for long-term progress and leadership by improving employee satisfaction scores, which are best-in-class, and generating improvements in customer satisfaction scores in several key businesses.
The Compensation Committee evaluated Mr. Smith’s performance based on his achievement of these short-term and long-term goals and, after consulting with the Board without Mr. Smith present, determined that his overall performance rating was outstanding. In consideration of this rating, the Compensation Committee applied its judgment to determine that the component of Mr. Smith’s bonus related to individual performance, which is 75% weighted in the total bonus calculation, would be paid at approximately 142% of target. In determining this component of Mr. Smith’s bonus, no individual factor was assigned any specific weight by the Compensation Committee. Rather, the Compensation Committee assessed these factors and their overall impact on the Company and exercised its judgment in setting his bonus.
The Compensation Committee also determined the individual performance component of cash bonuses for our other Named Executive Officers, based on each executive’s leadership and progress toward one-year operational and longer-term strategic plans. In evaluating executives and determining each of their overall performance ratings, the Compensation Committee considered: (1) the performance evaluation and pay recommendations made by the Chief Executive Officer, which took into account the performance of each executive’s business unit or functional group, the executive's leadership capability and retention and (2) the scope, degree of difficulty and criticality of the executive’s responsibilities. The Compensation Committee gives considerable weight to the evaluation provided by the Chief Executive Officer because of his direct knowledge of each other Named Executive Officer's performance and contribution. As with Mr. Smith's bonus, in determining the payouts of the individual performance component, no individual factor was assigned any specific weight by the Compensation Committee. Rather, the Compensation Committee assessed these factors and their overall impact on the Company and exercised its judgment in setting the bonuses.
Neil Williams’ Bonus.  Based on the recommendation provided by the Chief Executive Officer, the Compensation Committee determined that Mr. Williams had outstanding performance for fiscal 2012. Under his leadership, Intuit’s finance team has built strong partnerships with our business units to achieve excellent results. Mr. Williams has continued to drive discipline and rigor in the Company's capital allocation strategy. The Committee also recognized Mr. Williams' role in driving Intuit's consistent year-over-year results in revenue and earnings per share and his leadership in helping develop the Company's long-term vision and strategic plan. Based on its review, the Compensation Committee determined that the individual performance component of Mr. Williams’ bonus would be paid out at approximately 112% of target.
Kiran Patel’s Bonus.  Based on the recommendation provided by the Chief Executive Officer, the Compensation Committee determined that Mr. Patel had outstanding performance in his role in leading and driving growth in Intuit’s largest business unit during the year. Mr. Patel’s leadership of the Small Business Group enabled that business to deliver 14% revenue growth year-over-year. Mr. Patel has demonstrated an ability to drive results consistent with Company strategies, including building adjacent businesses through the acquisition of Demandforce and accelerating the Company's transition to connected services by increasing the percentage of connected services revenue within the Small Business Group. In addition, he drove growth in his division's core business by growing its customer base and average revenue per customer and improving customer satisfaction scores. Based on this assessment, the Compensation Committee determined that the individual performance component of Mr. Patel’s bonus would be paid out at approximately 122% of target.
Laura Fennell's Bonus. Based on the recommendation provided by the Chief Executive Officer, the Compensation Committee determined that Ms. Fennell had outstanding performance in her role in leading the Legal, Compliance and Policy organization, which includes the Company's legal, privacy, information security and government affairs organizations. Ms. Fennell not only achieved excellent results in her own organization, including having employee engagement levels that were highest in the Company, having efficiency scores that were best-in-class and leading the Company's enterprise risk management program, but she also led a cross-functional executive team that continued to accelerate the Company's progress toward its goals of achieving high availability of the Company's online services and improving reliability for customers. Based on this assessment, the Compensation Committee determined that the individual performance component of Ms. Fennell's bonus would be paid out at approximately 122% of target.
Daniel Maurer’s Bonus.  Mr. Maurer, the head of Intuit's Consumer Tax business, led that business through a successful tax season and improved customer satisfaction scores, demonstrating his ability to continue to drive growth in his business in a challenging environment. Based on the recommendation provided by the Chief Executive Officer, the Compensation Committee determined that Mr. Maurer delivered strong performance in fiscal 2012, and that the individual performance component of Mr. Maurer’s bonus would be paid out at approximately 97% of target.
Equity Incentives
Performance-based equity awards reflect the majority of the equity granted to our Named Executive Officers when measured by grant date fair value. To a lesser degree, Intuit grants time-based stock options and RSUs in order to provide a long-term incentive for officers to remain with Intuit.
RSUs provide a long-term incentive for officers to remain with Intuit as they receive no value unless they remain with the Company, but because they do not have an exercise price, RSUs can provide some amount of value to recipients regardless of Intuit’s stock price. Options require price improvement to be valuable and align holders with the specific goal of increasing shareholder value after grant. As part of its review of executive compensation programs with FW Cook, the Compensation Committee reviews the vesting of the executives' equity, however, this information was not a factor in the determination of the compensation awarded to any Named Executive Officer.
Stock Option and RSU Grants for Fiscal 2012
In fiscal 2012, as in fiscal 2011, the Compensation Committee determined that the majority of the equity award value granted to each Named Executive Officer would be in the form of performance-based equity awards. The Company retained the weighting of performance-contingent awards for Named Executive Officers at 70% of their total long-term incentive to ensure that the majority of equity award value is earned for performance rather than continued employment. The performance hurdles associated with the awards relate to three-year operating performance and three-year relative TSR as discussed further below. The time-based portion of the equity grants remains at 30% of the total long-term incentive value to provide modest potential to earn awards that align with shareholder return. The Compensation Committee still views these awards as providing pay for performance since the award values are tied directly to Intuit’s stock price.
The table below shows the overall mix of equity awards, as well as the four individual types of awards, which are (1) time-based options (15% of total long-term incentive value); (2) time-based RSUs (15% of total long-term incentive value), which also include a minimum one-year GAAP operating income performance hurdle, as discussed above; (3) performance-contingent RSUs dependent on achieving three-year GAAP operating income growth and three-year revenue growth goals (35% of total long-term incentive value); and (4) performance-contingent RSUs dependent on relative TSR compared to a peer group (35% of total long-term incentive value). The table is based on a hypothetical total equity award value of $1 million.

Allocation of Hypothetical $1,000,000 Equity Award

		Value at Target

70%	50% 3-Year Operating Perf RSUs (35% of Total)	$350,000	100% fair market value at grant
Performance
Vested	50% Relative 3-Year TSR RSUs (35% of Total)	$350,000	Grant date fair value estimated using Monte Carlo model

30%	50% Options (15% of Total)	$150,000	Value based on FASB ASC 718 expense
Time
Vested	50% RSUs (15% of Total)	$150,000	100% fair market value at grant
Time-Based Awards (30% of Total Long-term Incentive)
Only 30% of the value of the long-term equity awards is time-based, and of this time-based value, 50% was granted in the form of stock options and 50% in the form of RSUs. The 50% in stock options is provided to reward increases in stock price. The Company views time-based options as inherently performance-based because the executive only realizes value as the stock price increases. The rationale for the portion granted as time-vested RSUs is to provide retention through potential short-term market volatility. RSUs also provide a link to shareholders’ interests because their value fluctuates with stock price. While the vesting of these RSUs is primarily time-based, the Company must achieve a one-year GAAP operating income hurdle for fiscal 2013 before these RSUs will begin to vest to allow such awards to qualify under Section 162(m) of the Internal Revenue Code.
Performance-Based Awards (70% of Total Long-term Incentive)
For fiscal 2012 (as in fiscal year 2011) 70% of the value of the long-term equity awards is performance-based, with half contingent on Intuit’s achievement of three-year operating performance goals and half based on Intuit’s relative three-year TSR compared to a pre-established peer group. The reason for dividing the contingent award in this way is to balance achievement of key internal operational goals, which are expected to increase shareholder value, with measurement of actual shareholder return relative to a group of similar investments. The Company believes that this approach focuses Named Executive Officers on both long-term internal operating performance, which the Company believes is largely within management’s control, and on long-term shareholder return, which is the goal of sustained multi-year profitable growth and ultimately reflects our shareholders’ perception of our performance.
Vesting of Awards
The Named Executive Officers’ stock options (other than those of Mr. Smith) vest over three years, with 33.333% of the shares vesting after one year and 2.778% of the shares vesting each month thereafter. The time-based RSUs granted to our Named Executive Officers (other than Mr. Smith) also vest over three years, with one-third of the shares vesting in July of each year beginning in 2013. With regard to performance-based RSUs, all the Named Executive Officers have the same performance hurdles. Upon achievement of those hurdles, the Named Executive Officers’ performance-based RSUs (other than those of Mr. Smith) vest 100%. The vesting terms of Mr. Smith’s equity awards differ from those of the other Named Executive Officers, because of the Compensation Committee’s desire to tie the Chief Executive Officer’s compensation more closely to Intuit’s performance for a longer period of time. Specifically, the stock options and time-based RSUs granted to Mr. Smith vest over five years, with 50% vesting after three years and 50% after five years, and Mr. Smith’s performance-based RSUs vesting 50% after three years and 50% after five years.
Intuit employees (including the Named Executive Officers) also receive dividend equivalent rights in conjunction with RSU awards granted in July 2012 and thereafter. These RSUs accrue dividends, which will be paid when the shares are released. For performance based RSUs granted to employees, dividends will be paid based on the actual units that vest following measurement of performance.

Clawback Provisions for Performance-based RSUs
Under the terms and conditions of the operating performance RSUs granted in July 2012, in the event that the Company must restate its financial results and the restatement decreases the level of vesting achieved under those performance-based RSUs, each Named Executive Officer must return to the Company an amount in cash or equivalent value in shares equal to the value of shares that would not have vested based on the restated financial results.
Equity Grant Eligibility
The sole factor used by the Compensation Committee in determining whether an executive was eligible to receive any stock options and RSUs was each executive’s performance rating, which was based on the factors described under “Annual Cash Bonuses” above. In order to be eligible to receive stock options and RSUs, an executive had to have a performance rating of “strong” or “outstanding.” Based on their fiscal 2012 performance ratings of “strong” or “outstanding” all of the Named Executive Officers were eligible to receive stock options and RSUs.
Determination of Equity Grant Value
The Compensation Committee refers to an executive's annual performance rating (for example, “outstanding” or “strong”) as a reference point in determining the size of an executive's overall equity awards. For any given role, a rating of “outstanding” will generally result in a larger equity grant than for any other rating. In setting specific awards for our Named Executive Officers, the Committee exercises its judgment and discretion.
The value of equity granted to Mr. Smith for fiscal 2012 has a target value of $10,250,000 and reflects the portfolio mix of 70% performance-based awards and 30% time-based awards. In determining these awards, the Compensation Committee reviewed data provided by FW Cook, in addition to the Compensation Committee's own subjective assessment of Mr. Smith's outstanding performance. The value of this equity, together with Mr. Smith's fiscal year 2012 base salary and actual bonus yielded total direct compensation between the median and 75th percentile of peer group CEOs. The Compensation Committee determined this was appropriate considering Mr. Smith's outstanding performance, overall Company performance and Mr. Smith's experience as CEO.
To determine the size of the equity awards for Mr. Williams, Mr. Patel, Ms. Fennell and Mr. Maurer, the Compensation Committee used data provided by FW Cook which estimated the range of grant values provided to executives in comparable positions at companies within Intuit's peer group. Then, the Compensation Committee considered each of the recommendations of the Chief Executive Officer in order to determine where within the applicable range each executive's equity grant value would fall. The Compensation Committee gives considerable weight to the recommendations provided by the Chief Executive Officer because of his direct knowledge of each other Named Executive Officer's performance and contribution. Due to the broad scope and complexity of Mr. Williams' role as Chief Financial Officer and his outstanding performance rating, he was granted equity value of $3,100,000. Based on the size and scope of Mr. Patel's role as the leader of Intuit's largest business unit and his outstanding performance rating, he was granted equity value of $3,500,000. Ms. Fennell was granted equity valued at $1,400,000, reflecting her outstanding performance rating and the scope of her responsibilities as General Counsel and as a leader of the Intuit-wide initiative to improve availability and resiliency of Intuit's connected services, as well as her leadership of the information security, government relations and data services teams. Mr. Maurer was granted equity valued at $2,100,000, due to his strong performance and stewardship of Intuit's Consumer Group, its second largest business unit.
The following table sets forth the actual total equity grant value awarded to each Named Executive Officer for fiscal 2012 and the target number of performance-based RSUs, time-based RSUs and stock options granted to each of our Named Executive Officers in connection with the fiscal 2012 performance and compensation review process. As noted above, the Compensation Committee wanted more than 50% of the value and more than 50% of the number of shares underlying the Named Executive Officers’ equity awards to be contingent on three-year relative TSR or three-year operating growth performance. These values were estimated using data available to the Compensation Committee on July 10, 2012. They do not match exactly the grant date fair values presented in the Summary Compensation Table, which were calculated in accordance with FASB ASC Topic 718 and take into account the price of Intuit's common stock on the July 25, 2012 grant date.

		Performance-Based Awards		Time-Based Awards
		Target # of RSUs		# of RSUs/Stock Options
		Operating	Relative
		Performance	TSR
	Value-Based Equity	RSUs	RSUs	RSUs	Stock Options
Name	Guideline	(35% of value)	(35% of value)	(15% of value)	(15% of value)
Brad D. Smith	$10,250,000	60,173	61,273	25,789	114,825
R. Neil Williams	$3,100,000	18,199	18,532	7,800	34,728
Kiran M. Patel	$3,500,000	20,547	20,923	8,806	39,209
Laura A. Fennell	$1,400,000	8,219	8,369	3,523	15,684
Daniel R. Maurer	$2,100,000	12,329	12,554	5,284	23,526
Operating Performance RSUs
The performance-based RSUs earned for achieving three-year operating goals (the “Operating Performance RSUs”) depend on the compounded annual growth rate (“CAGR”) of Intuit’s revenue and GAAP operating income between fiscal 2012 and fiscal 2015. Revenue growth and GAAP operating income growth are equally weighted because the Company believes that sustained profitable growth over three years will create shareholder value, and that neither revenue growth nor operating income growth is more important than the other measure. The Compensation Committee determined that GAAP operating income growth would be the best measure of operating performance and would correlate well with shareholder value creation over time.
Each Named Executive Officer was awarded Operating Performance RSUs based on a “target” number of stock units that can be earned for achieving the operating growth goals. The actual RSU payouts may be as low as 0% of target if there is no growth over three years, and may be as high as 200% of target if the goals are exceeded, as described in the table below.

	Revenue Growth (CAGR)			GAAP Op Income Growth (CAGR)			Total (2)
	50%		+	50%		=	100%

Measure Weighting	Percent of Target Achieved	Payout as a Percent of Target(1)	+	Percent of Target Achieved	Payout as a Percent of Target(1)	=	Payout as a Percent of Target
Maximum	120%	200%		120%	200%		200%
Target	100%	100%		100%	100%		100%
	70%	90%		70%	90%		90%
	53%	68%		53%	68%		68%
Threshold	0%	0%		0%	0%		0%

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(1)	Linear interpolation between defined points.

(2)
Total Column is an example only, which illustrates the potential percentage of Operating Performance RSUs vesting based on achieving comparable levels of revenue growth and GAAP operating income growth.

Relative Total Shareholder Return RSUs
The relative total shareholder return RSUs (“Relative TSR RSUs”) may be earned based on Intuit’s relative TSR over a three-year period beginning August 1, 2012 compared to 41 other size- and industry-relevant companies, which were identified using objective selection criteria recommended by FW Cook. The peer companies reflect all U.S.-based public companies within Intuit's General Industry Classification Standard (“GICS”) code that have market capitalization and revenue between 0.2x and 5x Intuit’s size, plus H&R Block, which is a direct, size-relevant competitor (the “TSR Peers”). The TSR Peers are a larger group than the Company's peer group used for compensation decisions, as discussed further below. The TSR Peers were chosen so that the Relative TSR RSUs will reward the Named Executive Officers based on objective measurement of Intuit’s three-year return compared to similar companies in which an Intuit shareholder might reasonably be expected to invest (as opposed to the Company's peer group that reflects companies of a similar size with which we compete for talent). The Committee believes that a larger number of TSR Peers ensures that, in spite of mergers or acquisitions of TSR Peers, the

Company will maintain a robust peer group against which it can measure its TSR. In general, the shareholder return of both Intuit and the TSR Peers is measured using a thirty-day average at the start and the end of the performance period. The purpose of this measurement is to reduce the effect of daily stock market volatility on the starting and ending measurement points. There is a “target” payout, which is earned when Intuit’s performance is at the 60th percentile of the peers. These payouts may be as high as 200% of target if Intuit’s TSR reaches the 100th percentile of the TSR Peers and may be as low as 0% of target if performance is at or below the 30th percentile of the TSR Peers. The payouts are capped at 100% of target in the event that Intuit’s relative TSR is above the 60th percentile of the TSR Peers, but absolute TSR is negative over the three-year performance period, in order to avoid unreasonably large awards in such circumstances. The table below describes the percent of target that may be earned under these awards based on relative TSR:

	3-Year TSR Percentile Rank(1)	Shares Earned as a Percent of Target(2)
Maximum	100	200%
Target	60	100%
Threshold	30	—%
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(1)	Linear interpolation between defined points.

(2)	Payouts capped at 100% if absolute 3-year TSR is negative.

The 41 Relative TSR Peers are set forth below:

Relative TSR Peer Companies
Activision Blizzard, Inc.	Fidelity National Info Services, Inc.	Salesforce.com, Inc.
Adobe Systems Incorporated	Fiserv, Inc.	Symantec Corporation
Akamai Technologies, Inc.	Gartner, Inc.	Synopsys, Inc.
Alliance Data Systems Corporation	Genpact Limited Common Stock	Teradata
Autodesk, Inc.	Global Payments Inc.	Tibco Software
Automatic Data Processing, Inc.	H&R Block, Inc.	Total System Services, Inc.
BMC Software, Inc.	IAC/InterActiveCorp	Vantiv, Inc.
CA, Inc.	Mastercard Incorporated	Verifone Systems
Citrix Systems, Inc.	MICROS Systems, Inc.	Visa, Inc.
Cognizant Technology Solutions	Nuance Communications, Inc.	VMware, Inc.
Computer Sciences Corporation	Paychex, Inc.	The Western Union Company
eBay, Inc.	Rackspace Hosting	Yahoo! Inc.
Electronic Arts, Inc.	Red Hat	Zynga Inc.
Equinix, Inc.	SAIC, Inc.
As compared to the fiscal 2011 relative TSR peer group, one company was removed because it no longer met the size requirement (Open Text Corporation) and three companies were added (IAC/InteractiveCorp, Vantiv, Inc. and Zynga Inc.) as they are new additions to Intuit's GICS code that meet the size criteria set forth above.
Achievement of Performance Hurdle for July 2011 Time-Based RSU Awards
In July 2011, as part of Intuit's annual performance and compensation review process for our last fiscal year ended July 31, 2011, the Compensation Committee approved the grant of time-based RSUs, subject to a performance hurdle, to each Named Executive Officer. These grants represented approximately 15% of the value of all equity awards granted to our Named Executive Officers for fiscal 2011 and were described in more detail in our proxy statement for our annual meeting of stockholders held on January 19, 2012. At the time of grant, the Compensation Committee established a one-year GAAP operating income hurdle of $600 million that Intuit was required to achieve in order for the awards to begin vesting. This hurdle qualifies for deductibility under Section 162(m) of the Internal Revenue Code. Intuit's GAAP operating income for the fiscal year ended July 31, 2012 was $1.18 billion, which exceeded the hurdle. As a result, the RSUs granted to Mr. Smith will vest as to 50% of the underlying shares on each of July 1, 2014 and July 1, 2016 and the RSUs granted to the other Named

Executive Officers vest as to 33-1/3 % of the shares on each of July 1, 2012, July 1, 2013 and July 1, 2014. The number of these RSUs granted in July 2011 to each of the Named Executive Officers was: Mr. Smith – 29,845 shares; Mr. Williams – 9,252 shares; Mr. Patel – 10,148 shares; Ms. Fennell – 4,179 shares; and Mr. Maurer – 9,252 shares.
Use of Competitive Data
In fiscal 2012, as in prior years, the Compensation Committee engaged its independent compensation consultant, FW Cook, to provide a comprehensive market study of compensation paid to Mr. Smith and the other Named Executive Officers. The Compensation Committee’s objectives in using this market study were:
1. To confirm that our peer group is relevant and includes:
a. companies with which we compete for executive talent
b. companies of similar scope and complexity
c. companies of similar size, measured by revenue and market capitalization
d. companies with similar business lines
2. To evaluate how our compensation compares to other companies using similar compensation models (including a mix of cash, equity and short and long-term incentives).
3. To create a sufficiently lengthy list of peers to ensure a degree of continuity year-over-year to avoid statistical distortion.

Using these objectives, FW Cook recommended a fiscal 2012 peer group with the following characteristics:

Criteria for Fiscal 2012 Peer Group	Characteristics
Relevant Business Lines	All are in GICS code 4510 (software and services), except for H&R Block.
Comparable Pay Models	All members of peer group use mix of base salary, annual cash awards and some form of equity grant to executives.
Size
At the time the peer group was determined, the members of peer group were between 0.45 and 2.1 times Intuit’s size in terms of revenue and 0.33 and 3 times Intuit’s size in terms of market capitalization.

Year-over-Year Continuity
No companies were added to the 2012 peer list, and three companies were removed from the 2011 list because their revenue was greater than the objective guideline (Automatic Data Processing, Inc., eBay, Inc. and SAIC, Inc.).

FW Cook reviewed this data with the Compensation Committee in May 2012, and the Committee determined that the following companies would make up the peer group for fiscal year 2012 and fiscal year 2013 decisions. To the extent that peer data from FW Cook's fiscal 2011 study was used to set certain components of officers' fiscal year 2012 compensation at the beginning of the fiscal year, the peer data were from the 2011 peer list, which included the companies below, as well as ADP, eBay and SAIC. Note that the compensation peers are a subset of the TSR Peers described above, as the Committee believes it is important for the compensation peers to be of a similar size to the Company, to more accurately reflect the companies with which we compete for talent. In addition, as the compensation peer group is refreshed annually, acquisitions of compensation peer companies are less likely to have a meaningful impact on the analysis of Intuit's performance and compensation measures relative to those of its peers.

Activision Blizzard, Inc.	H&R Block, Inc.
Adobe Systems, Inc.	Mastercard Incorporated
Autodesk, Inc.	Paychex, Inc.
BMC Software, Inc.	Salesforce.com, Inc.
CA, Inc.	Symantec Corporation
Citrix Systems, Inc.	Teradata
Cognizant Technology Solutions Corporation	VMware, Inc.
Electronic Arts, Inc.	The Western Union Company
Fiserv, Inc.	Yahoo! Inc.

The Company used the publicly reported information regarding named executive officer compensation from these companies as a reference point in assessing each executive’s compensation level. The Company then considered each executive's role and scope of responsibilities relative to the roles of comparable positions at Intuit’s peers. Based on the foregoing information, the Company reviewed Intuit’s executive compensation programs and practices, analyzed each Named Executive Officer’s base pay, and recommended cash bonus and equity awards.
Intuit’s Management Stock Purchase Program
As a method of encouraging ownership of Intuit’s stock by executives, Intuit maintains the Management Stock Purchase Program (“MSPP”). Under the MSPP, employees with a title of director or above (including the Named Executive Officers) may elect to defer up to 15% of their annual incentive bonus, which is converted into deferred stock units based on the fair market value of Intuit’s stock on the date the bonus is awarded. These stock units are fully vested on the grant date, but are not issued in the form of shares until the earlier of the third anniversary of the grant date or the termination of employment with Intuit. Intuit also grants the employee an additional RSU for every RSU purchased through this deferral, up to set maximums, as set-forth below:

Executive Level	Maximum Number of Matching RSUs
Director	300 RSUs
Vice President	750 RSUs
Executive and Senior Vice President	1,500 RSUs
Chief Executive Officer	3,000 RSUs

These matching RSUs vest as to 100% of the shares three years after the grant date, or on the recipient’s death or disability. This three-year vesting period is intended to assist Intuit in retaining key talent. The RSUs granted pursuant to the MSPP are issued under the 2005 Equity Incentive Plan.

RSUs purchased by employees under the MSPP after July 2012 and the matching RSUs will accrue dividends. Dividends on the purchased RSUs will be paid on the date the shares are issued, and dividends on matching RSUs will be paid upon their vesting.
Employee Benefits
Each of our employees with a title of director or above (including the Named Executive Officers and employee directors) is eligible to participate in a number of programs which make up Intuit’s total compensation package, including health and welfare benefits, executive relocation benefits, our 401(k) Plan with a company-sponsored match component, our Employee Stock Purchase Plan, our Non-Qualified Deferred Compensation Plan and our MSPP. As described in more detail above, the MSPP encourages eligible employees to own Intuit stock. Intuit’s perquisites and benefits for Named Executive Officers in fiscal 2012 included 401(k) plan matching contributions that were consistent with the match provided to all employees and Long-Term Disability Plan premiums. Intuit does not offer a defined benefit pension plan.

Termination Benefits
As discussed below under “Potential Payments Upon Termination of Employment or Change in Control” on page 53, the Company has agreed to provide severance payments and accelerated vesting of equity awards to our Named Executive Officers if their employment is terminated under specific circumstances. The Company agreed to provide these benefits in each Named Executive Officer’s negotiated employment agreement and/or pursuant to the Company’s benefit plans, as consideration for the executive’s agreement to provide services as an employee. Intuit does not provide excise tax “gross-up” protection in the event that a change in control severance payment is considered an excess parachute payment under U.S. tax laws.
Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations
The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged the services of Frederic W. Cook & Co., Inc. (“FW Cook"), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company's executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. As described above under “Use of Competitive Data,” FW Cook assists the Committee in defining the appropriate market of the Company's peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group each year. FW Cook also assists the Committee in benchmarking our director compensation program and practices against those of our peers. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.
The Compensation Committee received support from Intuit’s Human Resources Department in analyzing and establishing Intuit’s compensation programs for fiscal 2012. Members of Intuit's management and staff attend meetings of the Compensation Committee, including the Senior Vice President of Human Resources, the Vice President of Compensation and an Intuit attorney. Mr. Campbell, the Chairman of the Board, regularly participated in Compensation Committee meetings, providing input on organizational structure and succession planning and executive development. Mr. Williams, our Chief Financial Officer, has provided the Compensation Committee an analysis of Intuit's financial performance, the financial impact of various types of equity awards and proposed performance hurdles for equity incentives. Mr. Smith, our Chief Executive Officer, has provided recommendations to the Compensation Committee regarding the cash and equity compensation of his executive staff (including Mr. Williams, Mr. Patel, Ms. Fennell and Mr. Maurer), succession planning, organizational development and the use of incentive compensation to drive Intuit’s growth. Mr. Smith also provided a self-review to the Compensation Committee to aid their evaluation of his performance. As noted above, in making compensation decisions, the Compensation Committee also has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee, and it has engaged FW Cook. For this purpose, FW Cook attended several meetings of the Compensation Committee, responding to committee members’ inquiries and refining their analysis based on these questions.
The Compensation Committee determines the compensation for Mr. Smith after conferring with FW Cook and the Board, without Mr. Smith present. In determining compensation for the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee considered Mr. Smith’s recommendations. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for the Named Executive Officers including the Chief Executive Officer. The Compensation Committee holds individual meetings with members of Mr. Smith’s executive staff on an annual basis to discuss organizational development and leadership strategy. The Compensation Committee also interacts frequently with members of the executive staff to discuss their business unit or functional group activities.
Accounting and Tax Implications of Our Compensation Policies
In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to Intuit as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards relative to the one- and three-year operating plans and relative to market capitalization.
Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to those executives (other than the Chief Financial Officer) whose compensation is detailed in the “Summary Compensation Table” on page 42 is not tax deductible to Intuit unless certain requirements are met. The $1,000,000 limit does not apply to compensation that is considered “performance-based” under applicable tax rules. Intuit has taken steps to see that most of the executive compensation paid under its incentive programs, including the stockholder approved SEIP and performance-based RSUs, is tax deductible. We believe it is important to preserve flexibility in administering compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility. Accordingly, Intuit has not adopted a policy that all compensation must qualify as deductible under Section 162(m) and, while Intuit strives to award executive compensation that meets the deductibility requirements, Intuit may enter into compensation arrangements under which payments are not deductible under Section 162(m).
Stock Ownership
Intuit has a mandatory stock ownership program that applies to employees at the senior vice president level and above (including the Named Executive Officers) and members of the Board. This program was refined in January 2012 and requires our executives and Board members to hold shares of Intuit common stock equal equal to at least the values indicated in the table below, which values will be measured as of July 31 each year:

Stock Ownership Requirement
Role	Minimum Ownership Requirement
Chief Executive Officer	6x base salary
Executive Vice President or Senior Vice President with base salary of $500,000 or more	1.5x base salary
Board members	5x standard annual Board retainer ($300,000)

All individuals subject to the requirements must comply within five years after the date the individual is appointed to a position subject to the guidelines, or July 2016, whichever is later. Unvested RSUs held by an executive officer or a Board member are counted as shares when determining the number of shares owned. As of October 31, 2012, all Named Executive Officers and directors subject to these requirements were in compliance.
Intuit's Policy Regarding Derivatives, Short Sales and Hedging

Intuit's policy prohibits directors and executive officers from pledging shares on margin, trading in derivative securities of Intuit's common stock, engaging in short sales of Intuit securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Intuit securities.
Intuit’s Equity Granting Policy
Stock options and RSUs may be granted by either the Compensation Committee or, pursuant to the terms of its Charter, by its delegates, the Chief Executive Officer and the Senior Vice President of Human Resources. These individuals, acting independently, each have authority to grant stock options and RSUs to employees below the level of Vice President, up to the number of shares per individual specified by the Compensation Committee. The Chief Executive Officer and the Senior Vice President of Human Resources, acting jointly, may grant such awards to employees at the level of Vice President, up to the number of shares per individual specified by the Compensation Committee, provided such employees do not report to the Chief Executive Officer or to a committee of the Board. Equity grants made to Senior Vice Presidents or above, to individuals who report to the Chief Executive Officer or to a committee of the Board, or to individuals who receive amounts above the stated share limit per individual must be approved by the Compensation Committee.
Timing of Grants.  Equity awards are typically granted on regularly scheduled grant dates on the seventh business day of each month. Exceptions to this practice are specifically approved by the Compensation Committee. The Chief Executive Officer and Senior Vice President of Human Resources do not have discretion to set other grant dates for awards made pursuant to their delegated authority. As part of Intuit's annual performance and compensation review process, the Compensation Committee approves stock option and RSU awards to our Named Executive Officers within a few weeks before Intuit's July 31 fiscal year-end. In fiscal 2009, however, the Compensation Committee issued the annual option and RSU grants in early August 2009, shortly after the end of fiscal year 2009. As a result, the fiscal year 2010 information in the “Summary Compensation Table” on page 42 includes not only the value of equity awards granted in recognition of fiscal year 2010 performance, but also the value of awards for fiscal year 2009 performance, which were granted in the first two weeks of fiscal 2010.
Option Exercise Price.  The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price on the NASDAQ stock market on the date of grant.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows compensation earned during fiscal 2012 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for fiscal 2012. We call these individuals our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)	Option Awards ( $)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)		Total ($)
Brad D. Smith	2012	975,000	(1)	—	8,320,578	1,608,698	1,647,750		12,559	(6)	12,564,585
President and Chief	2011	950,000		—	7,514,292	1,303,378	1,852,500		12,819		11,632,989
Executive Officer	2010	800,000		—	8,481,403	3,100,886	1,428,000		61,502		13,871,791

R. Neil Williams	2012	675,000		—	2,537,885	417,083	544,219	(5)	13,714	(6)	4,187,901
Senior Vice President and	2011	625,000		—	2,372,879	339,724	621,002		14,725		3,973,330
Chief Financial Officer	2010	600,400		200,000	2,563,352	885,286	600,000		14,725		4,863,763

Kiran M. Patel	2012	700,000		—	2,798,678	470,900	805,000		16,693	(6)	4,791,271
Executive Vice President	2011	700,000		—	2,623,398	372,602	1,033,004		14,986		4,743,990
and General Manager,	2010	700,000		—	3,902,471	1,280,044	1,025,000		115,349		7,022,864
Small Business Group

Laura A. Fennell	2012	505,000		—	1,176,413	188,365	348,450	(5)	15,799	(6)	2,234,027
Senior Vice President,	2011	475,000		399,000	1,108,972	153,428	—		16,780		2,153,180
General Counsel and
Corporate Secretary
Daniel R. Maurer	2012	585,000	(1)	—	1,741,524	282,547	422,297	(5)	14,908	(6)	3,046,276
Senior Vice President	2011	515,000		—	2,397,810	339,724	512,001		13,751		3,778,286
and General Manager,	2010	475,000		—	2,222,545	599,025	545,000		13,751		3,855,321
Consumer Group

_______________________________________

(1)
The amount includes a deferral at the recipient's election under the Non-Qualified Deferred Compensation Plan. See “Non-Qualified Deferred Compensation for Fiscal 2012” on page 52 for more information.

(2)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” beginning on page 25 and are included in the table below named “Grants of Plan-Based Awards in Fiscal Year 2012.” In addition to annual stock awards, the amounts above include the fair value of RSUs which Intuit granted in August of each fiscal year to match RSUs which certain Named Executive Officers purchased with amounts deferred from their bonuses earned in such fiscal year under the MSPP. Amounts presented in the table above represent the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718 assuming no forfeitures. For each of the RSU awards granted prior to July 2011, the grant date fair value of these awards is calculated using the closing price of Intuit’s common stock on the date of grant. In July 2011, we determined that it was probable that we would pay cash dividends in the future. Since RSU holders were not entitled to dividends, starting in July 2011 we began adjusting the fair value of equity awards to take into account the present value of the dividends expected to be paid on the shares during the vesting period, discounted at the appropriate risk-free interest rate, in accordance with Topic 718. Since all RSU holders began receiving dividend equivalent rights in conjunction with RSU awards granted in July 2012 and thereafter, in accordance with Topic 718 we did not adjust the closing price of Intuit's common stock on the date of grant for dividends when valuing the July 2012 RSU awards to Named Executive Officers. For any awards that are subject to performance conditions, the grant date fair value is based upon the probable outcome of such conditions. The “Grants of Plan-Based Awards in Fiscal Year 2012” table also describes the value of such performance-based awards assuming that the highest level of performance conditions is achieved. Amounts listed for fiscal 2010 include the grant date fair value of awards made in both (i) August 2009 (shortly after the beginning of fiscal 2010) in recognition of performance for fiscal 2009, and (ii) July 2010 (shortly before the end of fiscal 2010) in recognition of performance for fiscal 2010.

(3)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” beginning on page 25 and are included in the table below named “Grants of Plan-Based Awards in Fiscal Year 2012.” Amounts presented in the table above represent the aggregate grant date fair value of options granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718 assuming no forfeitures. For information on the valuation assumptions with respect to stock option grants and for a complete description of the valuation of share-based compensation, see Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012. Amounts listed for fiscal 2010 include the grant date fair value of option awards made in both (i) August 2009 (shortly after the beginning of fiscal 2010) in recognition of performance for fiscal 2009, and (ii) July 2010 (shortly before the end of fiscal 2010) in recognition of performance for fiscal 2010.

(4)
These amounts represent the amounts earned for performance under Intuit’s SEIP during the applicable fiscal year and paid in the month following each fiscal year end. The SEIP is described in more detail in the “Compensation Discussion and Analysis” beginning on page 25.

(5)
The amount includes a deferral of the amount set forth in the table below at the recipient's election under the MSPP. Under the terms of the MSPP, a participant may elect to use a stated portion of his or her annual SEIP award to purchase RSUs under Intuit’s 2005 Equity Incentive Plan. Intuit then matches these purchased RSUs with another grant of RSUs that vest three years from the date of grant. The MSPP is described in greater detail on page 39.

Name	Executive MSPP Contribution ($)	Deferred Stock Units Reserved for Executive Contribution (#)
R. Neil Williams	54,382	910
Laura A. Fennell	52,230	874
Daniel R. Maurer	63,286	1,059

(6)	The amount includes the items of other compensation set forth in the table below.

Name	401(k) Matching Contributions ($)	Executive Long-Term Disability Plan Premiums ($)	Employee Referral ($)
Brad D. Smith	10,000	2,559	—
R. Neil Williams	10,000	3,714	—
Kiran M. Patel	10,163	4,654	1,875
Laura A. Fennell	11,029	2,895	1,875
Daniel R. Maurer	10,000	3,329	1,579

Grants of Plan-Based Awards in Fiscal Year 2012
The following table provides information about performance-based and time-based RSUs granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2012 and cash awards for which the Named Executive Officers were eligible in fiscal 2012 under our cash incentive plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards(1)	Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Board Approval Date	Target ($)	Maximum ($)		Target (#)	Maximum (#)	Shares (#)	Target ($)		Maximum ($)
Brad D. Smith	8/19/2011	8/19/2011				—	—	3,000	124,500	(4)	124,500
	7/25/2012	7/25/2012				25,789	25,789	—	1,457,594	(5)	1,457,594
	7/25/2012	7/25/2012				60,173	120,346	—	3,400,978	(6)	6,801,956
	7/25/2012	7/25/2012				61,273	122,545	—	3,337,506	(7)	3,337,506
			1,267,500	3,168,750	(3)	—	—	—	—		—
									8,320,578		11,721,556

R. Neil Williams	8/19/2011	8/19/2011				—	—	1,422	59,013	(4)	59,013
	7/25/2012	7/24/2012				7,800	7,800	—	440,856	(8)	440,856
	7/25/2012	7/24/2012				18,199	36,398	—	1,028,607	(9)	2,057,215
	7/25/2012	7/24/2012				18,532	37,063	—	1,009,409	(10)	1,009,409
			506,250	1,265,625	(3)	—	—	—	—		—
									2,537,885		3,566,493

Kiran M. Patel	7/25/2012	7/24/2012				8,806	8,806	—	497,715	(8)	497,715
	7/25/2012	7/24/2012				20,547	41,094	—	1,161,316	(9)	2,322,633
	7/25/2012	7/24/2012				20,923	41,845	—	1,139,646	(10)	1,139,646
			700,000	1,750,000	(3)	—	—	—	—		—
									2,798,677		3,959,994

Laura A. Fennell	8/19/2011	8/19/2011				—	—	1,371	56,897	(4)	56,897
	7/25/2012	7/24/2012				3,523	3,523	—	199,120	(8)	199,120
	7/25/2012	7/24/2012				8,219	16,438	—	464,538	(9)	929,076
	7/25/2012	7/24/2012				8,369	16,738	—	455,858	(10)	455,858
			303,000	757,500	(3)	—	—	—	—		—
									1,176,413		1,640,951

Daniel R. Maurer	8/19/2011	8/19/2011				—	—	1,500	62,250	(4)	62,250
	7/25/2012	7/24/2012				5,284	5,284	—	298,652	(8)	298,652
	7/25/2012	7/24/2012				12,329	24,657	—	696,835	(9)	1,393,614
	7/25/2012	7/24/2012				12,554	25,107	—	683,788	(10)	683,788
			438,750	1,096,875	(3)	—	—	—	—		—
									1,741,525		2,438,304

_______________________________________

(1)	Awards made pursuant to Intuit’s 2005 Equity Incentive Plan.

(2)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures. For the awards which are subject to performance-based conditions as described in the footnotes below, the amounts shown in the “Target” column reflect estimates of the probable outcomes of the performance conditions judged as of the time of issuance. These are the amounts reflected in the “Summary Compensation Table.” The amounts shown in the “Maximum” column assume the highest level of performance would be achieved with respect to the performance conditions.

(3)
Represents awards that could have been earned based on performance in fiscal year 2012. These columns show the awards that were possible at the Target and Maximum levels of performance. The maximum award that could have been earned by each Named Executive Officer was the lesser of 250% of the Target or $5 million.

(4)	Represents Intuit matching grants of RSUs under the MSPP, which vest on the third anniversary of the grant date.

(5)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 50% of the shares on July 1, 2015 and 50% of the shares on July 1, 2017.

(6)
Depending upon the degree of Intuit’s achievement of certain three-year revenue and operating income performance goals (the “Operating Performance Goals”), these RSUs will vest as to 50% of the earned shares on September 1, 2015 and 50% of the earned shares on September 1, 2017.

(7)
Depending on Intuit’s relative total shareholder return for the three-year period ending July 31, 2015 compared to a pre-established peer group (the “TSR Goals”), these RSUs will vest as to 50% of the earned shares on September 1, 2015 and 50% of the earned shares on September 1, 2017.

(8)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs vest as to 33 1/3% of the shares on each of July 1, 2013, July 1, 2014 and July 1, 2015.

(9)	Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, the earned potion of these RSUs will vest on September 1, 2015.

(10)	Depending upon Intuit’s achievement of the TSR Goals, the earned portion of these RSUs will vest on September 1, 2015.

The following table provides information about stock options granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2012.

Name	Grant Date		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options ($/sh)	Grant Date Fair Value of Option Awards ($)(1)
Brad D. Smith	7/25/2012	(2)	114,825	56.52	1,608,698
R. Neil Williams	7/25/2012	(3)	34,728	56.52	417,083
Kiran M. Patel	7/25/2012	(3)	39,209	56.52	470,900
Laura A. Fennell	7/25/2012	(3)	15,684	56.52	188,365
Daniel R. Maurer	7/25/2012	(3)	23,526	56.52	282,547

_______________________________________

(1)	These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures.

(2)	This option vests as to 50% of the underlying shares on July 25, 2015 and 50% of the shares on July 25, 2017.

(3)	This option vests as to 33 1/3% of the underlying shares on July 25, 2013 and 2.778% of the shares each month thereafter.

Outstanding Equity Awards at Fiscal 2012 Year-End
The following table provides information with respect to outstanding stock options held by the Named Executive Officers as of July 31, 2012.

	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Brad D. Smith	100,000	—		31.29	07/26/06	07/25/13
	100,000	—		30.07	07/25/07	07/24/14
	130,000	130,000	(1)	30.00	02/11/08	02/10/15
	92,500	92,500	(2)	27.68	07/23/08	07/22/15
	—	200,000	(3)	30.21	08/11/09	08/10/16
	—	103,445	(4)	37.98	07/22/10	07/21/17
	—	110,496	(5)	47.79	07/20/11	07/19/18
	—	114,825	(6)	56.52	07/25/12	07/24/19
R. Neil Williams	50,000	—		27.68	07/23/08	07/22/15
	72,916	2,084	(7)	30.21	08/11/09	08/10/16
	20,282	10,143	(8)	37.98	07/22/10	07/21/17
	11,416	22,838	(9)	47.79	07/20/11	07/19/18
	—	34,728	(10)	56.52	07/25/12	07/24/19
Kiran M. Patel	50,000	—		21.71	10/11/05	10/11/12
	75,000	—		30.07	07/25/07	07/24/14
	75,000	—		27.68	07/23/08	07/22/15
	97,222	2,778	(7)	30.21	08/11/09	08/10/16
	34,479	17,241	(8)	37.98	07/22/10	07/21/17
	12,521	25,048	(9)	47.79	07/20/11	07/19/18
	—	39,209	(10)	56.52	07/25/12	07/24/19
Laura A. Fennell	10,000	—		31.29	07/26/06	07/25/13
	50,000	—		27.68	07/23/08	07/22/15
	58,333	1,667	(7)	30.21	08/11/09	08/10/16
	13,183	6,592	(8)	37.98	07/22/10	07/21/17
	5,156	10,314	(9)	47.79	07/20/11	07/19/18
	—	15,684	(10)	56.52	07/25/12	07/24/19
Daniel R. Maurer	28,000	—		30.07	07/25/07	07/24/14
	25,000	—		30.00	02/11/08	02/10/15
	50,000	—		27.68	07/23/08	07/22/15
	38,888	1,112	(7)	30.21	08/11/09	08/10/16
	20,282	10,143	(8)	37.98	07/22/10	07/21/17
	11,416	22,838	(9)	47.79	07/20/11	07/19/18
	—	23,526	(10)	56.52	07/25/12	07/24/19

_______________________________________

(1)	This option vested as to 50% of the underlying shares on January 1, 2011, and vests as to 50% of the shares on January 1, 2013.

(2)	This option vested as to 50% of the underlying shares on July 23, 2011, and vests as to 50% of the shares on July 23, 2013.

(3)	This option vests as to 50% of the underlying shares on August 11, 2012 and 50% of the shares on August 11, 2014.

(4)	This option vests as to 50% of the underlying shares on July 22, 2013 and 50% of the shares on July 22, 2015.

(5)	This option vests as to 50% of the underlying shares on July 20, 2014 and 50% of the shares on July 20, 2016.

(6)	This option vests as to 50% of the underlying shares on July 25, 2015 and 50% of the shares on July 25, 2017.

(7)	This option vested as to 33 1/3% of the underlying shares on August 11, 2010, and vests as to 2.778% of the shares each month thereafter.

(8)	This option vested as to 33 1/3% of the underlying shares on July 22, 2011, and vests as to 2.778% of the shares each month thereafter.

(9)	This option vested as to 33 1/3% of the underlying shares on July 20, 2012, and vests as to 2.778% of the shares each month thereafter.

(10)	This option vests as to 33 1/3% of the underlying shares on July 25, 2013 and 2.778% of the shares each month thereafter.

The following table provides information with respect to outstanding RSUs held by the Named Executive Officers as of July 31, 2012, excluding RSUs purchased by the Named Executive Officers under the MSPP. The MSPP is described in greater detail on page 39. The market value of the awards is determined by multiplying the number of unvested shares or units by $58.02, the closing price of Intuit’s common stock on NASDAQ on July 31, 2012, the last trading day of fiscal 2012. For the awards which are subject to performance-based conditions as described in the footnotes below, the number of shares reflects performance assuming achievement at target unless otherwise noted.

	Outstanding Stock Awards
					Performance-Based Vesting Awards
		Time-Based Vesting Awards			Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brad D. Smith	08/11/08	32,500	(1)	1,885,650
	08/11/09	40,000	(2)	2,320,800
	08/11/09	50,000	(3)	2,901,000
	08/21/09	2,893	(4)	167,852
	07/22/10	27,940	(5)	1,621,079
	07/22/10				65,820	(6)	3,818,876
	07/22/10				105,310	(7)	6,110,086
	08/20/10	3,000	(4)	174,060
	07/20/11	29,845	(8)	1,731,607
	07/20/11				69,638	(9)	4,040,397
	07/20/11				122,441	(10)	7,104,027
	08/19/11	3,000	(4)	174,060
	07/25/12				25,789	(11)	1,496,278
	07/25/12				60,173	(12)	3,491,237
	07/25/12				61,273	(13)	3,555,059
R. Neil Williams	08/11/09	6,250	(14)	362,625
	08/11/09	15,625	(15)	906,563
	08/21/09	1,500	(4)	87,030
	07/22/10	2,740	(16)	158,975
	07/22/10				19,360	(17)	1,123,267
	07/22/10				30,980	(18)	1,797,460
	08/20/10	941	(4)	54,597
	07/20/11	6,168	(19)	357,867
	07/20/11				21,588	(20)	1,252,536
	07/20/11				37,957	(21)	2,202,265
	08/19/11	1,422	(4)	82,504
	07/25/12				7,800	(22)	452,556
	07/25/12				18,199	(23)	1,055,906
	07/25/12				18,532	(24)	1,075,227

	Outstanding Stock Awards
					Performance-Based Vesting Awards
		Time-Based Vesting Awards			Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kiran M. Patel	08/11/08	50,000	(25)	2,901,000
	08/11/09	7,500	(14)	435,150
	08/11/09	18,750	(15)	1,087,875
	08/21/09	1,500	(4)	87,030
	07/22/10	4,657	(16)	270,199
	07/22/10				32,910	(17)	1,909,438
	07/22/10				52,660	(18)	3,055,333
	08/20/10	1,500	(4)	87,030
	07/20/11	6,765	(19)	392,505
	07/20/11				23,677	(20)	1,373,740
	07/20/11				41,630	(21)	2,415,373
	07/25/12				8,806	(22)	510,924
	07/25/12				20,547	(23)	1,192,137
	07/25/12				20,923	(24)	1,213,952
Laura A. Fennell	08/11/09	6,000	(14)	348,120
	08/11/09	15,000	(15)	870,300
	08/21/09	1,116	(4)	64,750
	07/22/10	1,780	(16)	103,276
	07/22/10				12,585	(17)	730,182
	07/22/10				20,140	(18)	1,168,523
	08/20/10	1,261	(4)	73,163
	07/20/11	2,786	(19)	161,644
	07/20/11				9,750	(20)	565,695
	07/20/11				17,142	(21)	994,579
	08/19/11	1,371	(4)	79,545
	07/25/12				3,523	(22)	204,404
	07/25/12				8,219	(23)	476,866
	07/25/12				8,369	(24)	485,569
Daniel R. Maurer	08/11/09	3,750	(14)	217,575
	08/11/09	9,375	(15)	543,938
	08/21/09	1,467	(4)	85,115
	07/22/10	2,740	(16)	158,975
	07/22/10				19,360	(17)	1,123,267
	07/22/10				30,980	(18)	1,797,460
	08/20/10	1,500	(4)	87,030
	07/20/11	6,168	(19)	357,867
	07/20/11				21,588	(20)	1,252,536
	07/20/11				37,957	(21)	2,202,265

	Outstanding Stock Awards
					Performance-Based Vesting Awards
		Time-Based Vesting Awards			Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel R. Maurer	08/19/11	1,500	(4)	87,030
	07/25/12				5,284	(22)	306,578
	07/25/12				12,329	(23)	715,329
	07/25/12				12,554	(24)	728,383

_______________________________________

(1)	Because the specified performance goals were achieved, these RSUs will vest on August 1, 2013.

(2)	These RSUs vested as to 50% of the shares on August 1, 2012, and will vest as to 50% of the shares on August 1, 2014.

(3)	Because the specified performance goals were achieved, these RSUs vested as to 50% of the shares on August 1, 2012, and will vest as to 50% of the shares on August 1, 2014.

(4)	Represents Intuit matching grants of RSUs under the MSPP, which vest on the third anniversary of the grant date.

(5)	Because the specified performance goals were achieved, these RSUs will vest as to 50% of the shares on July 1, 2013 and 50% of the shares on July 1, 2015.

(6)
Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, these RSUs will vest as to 50% of the earned shares on September 1, 2013 and 50% of the earned shares on September 1, 2015.

(7)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s achievement of the TSR Goals, these RSUs will vest as to 50% of the earned shares on September 1, 2013 and 50% of the earned shares on September 1, 2015.

(8)	Because the specified performance goals were achieved, these RSUs will vest as to 50% of the shares on July 1, 2014 and 50% of the shares on July 1, 2016.

(9)
Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, these RSUs will vest as to 50% of the earned shares on September 1, 2014 and 50% of the earned shares on September 1, 2016.

(10)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s achievement of the TSR Goals, these RSUs will vest as to 50% of the earned shares on September 1, 2014 and 50% of the earned shares on September 1, 2016.

(11)	Assuming Intuit's achievement of a one-year operating income performance goal, these RSUs will vest as to 50% of the shares on July 1, 2015 and 50% of the shares on July 1, 2017.

(12)
Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, these RSUs will vest as to 50% of the earned shares on September 1, 2015 and 50% of the earned shares on September 1, 2017.

(13)	Depending upon Intuit’s achievement of the TSR Goals, these RSUs will vest as to 50% of the earned shares on September 1, 2015 and 50% of the earned shares on September 1, 2017.

(14)	These RSUs vested on August 1, 2012.

(15)	Because the specified performance goals were achieved, these RSUs vested on August 1, 2012.

(16)	Because the specified performance goals were achieved, these RSUs will vest on July 1, 2013.

(17)	Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, the earned portion of these RSUs will vest on September 1, 2013.

(18)	Number of shares based on achievement of maximum goals. Depending upon Intuit's achievement of the TSR Goals, the earned portion of these RSUs will vest on September 1, 2013.

(19)	Because the specified performance goals were achieved, these RSUs will vest as to 50% of the shares on July 1, 2013 and 50% of the shares on July 1, 2014.

(20)	Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, the earned portion of these RSUs will vest on September 1, 2014.

(21)	Number of shares based on achievement of maximum goals. Depending upon Intuit’s achievement of the TSR Goals, the earned portion of these RSUs will vest on September 1, 2014.

(22)	Assuming Intuit's achievement of a one-year operating income performance goal, these RSUs vest as to 33 1/3% of the shares on each of July 1, 2013, July 1, 2014 and July 1, 2015.

(23)	Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, the earned portion of these RSUs will vest on September 1, 2015.

(24)	Depending upon Intuit’s achievement of the TSR Goals, the earned portion of these RSUs will vest on September 1, 2015.

(25)	These RSUs will vest on August 1, 2013.

Option Exercises and Stock Vested in Fiscal Year 2012
The following table shows information about stock option exercises and vesting of RSUs for each of the Named Executive Officers during fiscal 2012, including the value realized upon exercise or vesting, but excluding RSUs purchased by the Named Executive Officers under the MSPP. The MSPP is described in greater detail on page 39.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brad D. Smith	260,000	9,307,800	100,500	5,048,300
R. Neil Williams	100,000	1,662,605	29,074	1,417,479
Kiran M. Patel	450,000	13,400,198	92,039	4,346,215
Laura A. Fennell	95,000	2,729,542	27,673	1,314,468
Daniel R. Maurer	40,000	935,281	32,777	1,617,991

Non-Qualified Deferred Compensation for Fiscal Year 2012
The following table shows the non-qualified deferred compensation activity for each of the Named Executive Officers during fiscal 2012. The Non-Qualified Deferred Compensation Plan (“NQDCP”) is described below the table and the MSPP is described on page 39.

Name	Plan	Aggregate Balance at July 31, 2011 ($)	Executive Contributions in Fiscal 2012 ($)(1)	Aggregate Earnings in Fiscal 2012 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at July 31, 2012 ($)
Brad D. Smith	NQDCP	1,756,444	741,000	138,506	—	2,635,950	(3)
	MSPP	539,338	185,207	114,682	(239,475)	599,752
	Total	2,295,782	926,207	253,188	(239,475)	3,235,702

R. Neil Williams	NQDCP	—	—	—	—	—
	MSPP	138,886	62,070	54,100	—	255,056
	Total	138,886	62,070	54,100	—	255,056

Kiran M. Patel	NQDCP	4,466,621	—	69,821	—	4,536,442	(3)
	MSPP	415,443	—	64,457	(112,691)	367,209
	Total	4,882,064	—	134,278	(112,691)	4,903,651

Laura A. Fennell	NQDCP	—	—	—	—	—
	MSPP	182,924	59,844	42,297	(67,606)	217,459
	Total	182,924	59,844	42,297	(67,606)	217,459

Daniel R. Maurer	NQDCP	1,444,575	384,001	65,484	—	1,894,060	(3)
	MSPP	210,243	76,780	59,253	(52,812)	293,464
	Total	1,654,818	460,781	124,737	(52,812)	2,187,524

_______________________________________

(1)
Amounts shown in this column for the NQDCP are included in the "Salary" column of the “Summary Compensation Table” and amounts shown in this column for the MSPP are included in the “Non-Equity Incentive Plan Compensation” column of the "Summary Compensation Table."

(2)	None of the amounts shown in this column are included in the “Summary Compensation Table” because they are not preferential or above market.

(3)
The following amounts contributed to the NQDCP by the executive, and in certain cases by Intuit, have also been reported in the Summary Compensation Table as compensation for fiscal 2012 or a prior fiscal year: Mr. Smith, $1,992,650; Mr. Patel, $3,702,382; and Mr. Maurer, $1,002,751.

In 2007, we adopted the NQDCP, which became effective January 1, 2008. We adopted the NQDCP to meet the requirements of the new restrictions on deferred compensation under Section 409A of the Internal Revenue Code. The NQDCP was designed to generally track the provisions of our 2005 Non-Qualified Deferred Compensation Plan, effective January 1, 2005, and the original Executive Deferred Compensation Plan that became effective March 15, 2002. All deferrals for compensation that would otherwise be payable on or after January 1, 2008 and employer contributions made on or after January 1, 2008 are credited to participants under the new NQDCP. No new deferrals or contributions will be made to the 2005 Non-Qualified Deferred Compensation Plan or the original plan. The NQDCP and the 2005 Non-Qualified Deferred Compensation Plan provide that executives who meet minimum compensation requirements are eligible to defer up to 75% of their salaries and up to 75% of their bonuses. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We may also make discretionary employer contributions to participant accounts in certain circumstances. The timing, amounts and vesting schedules of employer contributions are at the sole discretion of the Compensation Committee or its delegate. The benefits under this plan are unsecured and are general assets of Intuit. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason or at a later date to comply with the restrictions of Section 409A. Participants may elect to receive their payments in a lump sum or installments. Discretionary company contributions and the related earnings vest completely upon the participant’s disability, death or a change in control of Intuit.
Potential Payments Upon Termination of Employment or Change in Control
Described below are the individual arrangements Intuit has entered into with each of our Named Executive Officers and the estimated payments and benefits that would be provided under these arrangements, assuming that the executive’s employment terminated under certain circumstances as of July 31, 2012, and using the closing price of our common stock on July 31, 2012, the last trading day of fiscal year 2012 ($58.02 per share).
As a general matter, certain benefits that are included in the tables below are provided to all recipients of Intuit equity awards, not solely to Named Executive Officers. For example, Intuit’s options and RSUs generally provide for 100% acceleration of vesting upon termination due to death or disability. Additionally, Intuit’s options generally provide for one year of accelerated vesting upon a recipient’s involuntary termination within one year following a change in control (a “CIC”), as defined in our 2005 Equity Incentive Plan. Intuit’s RSUs generally provide for pro rata accelerated vesting upon a recipient’s involuntary termination within one year following a change in control or upon a recipient’s retirement, as defined in the applicable plan document. None of the Named Executive Officers would have been eligible for retirement, for purposes of such RSU vesting acceleration, had they been terminated as of July 31, 2012.
Performance-based RSU’s granted to Executive Vice Presidents and Senior Vice Presidents under Intuit’s 2005 Equity Incentive Plan generally provide for pro rata accelerated vesting upon a recipient’s involuntary termination, as defined in the plan, so long as the specified performance goals are achieved and certified in accordance with the plan document.
Intuit does not provide for any special severance payments or acceleration of equity upon a Named Executive Officer’s termination for cause or resignation without good reason. Under the NQDCP, participants in the plan will be eligible to receive their vested benefits under the plan upon termination of employment for any reason, and they will be eligible to receive discretionary company contributions and the related earnings upon the participant's disability, death or a change in control of Intuit, as described above under “Non-Qualified Deferred Compensation for Fiscal Year 2012.”
In April 2007, Intuit established a Long-Term Executive Disability Plan (the “Executive Disability Plan”) for employees with the title of director or above. Under the Executive Disability Plan, which is funded through insurance, if a participant suffers a long-term disability, as defined in the applicable plan document, the participant will be provided with salary restoration benefits up to $8,000 per month in addition to the benefits provided by Intuit’s Long-Term Disability Plan for all employees, until the earlier of the cessation of the disability or the participant reaching age 65. Under the terms of the Executive Disability Plan, each of Mr. Smith, Mr. Williams, Mr. Patel, Ms. Fennell, Mr. Maurer, and Mr. Cook would have been entitled to receive $96,000 for salary restoration for fiscal 2012 if he or she had suffered a long-term disability. These amounts are not included in the tables below. Mr. Campbell was not eligible to receive benefits under the plan during fiscal 2012.
Brad D. Smith
On October 1, 2007, Intuit entered into a new employment agreement with Mr. Smith, which superseded Mr. Smith’s prior September 6, 2005 employment agreement and provided that Mr. Smith become the President and Chief Executive Officer of Intuit, effective January 1, 2008. On December 1, 2008, Intuit amended Mr. Smith’s employment agreement in order to satisfy the technical documentary requirements of Section 409A of the Internal Revenue Code (“Section 409A”).
Mr. Smith can terminate his employment agreement at any time upon written notice to the Board. Intuit may terminate Mr. Smith’s employment upon the written recommendation of the Board. Under the circumstances described below, Mr. Smith is entitled to receive severance benefits subject to his execution of a valid and binding release agreement.
If Intuit terminates Mr. Smith other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Smith terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Smith is entitled to (1) a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus, (2) vesting of a pro rata portion of the shares issuable under the 260,000 stock options granted in February 2008, based on the portion of time he has provided services over the full five year vesting period, and (3) vesting of a pro rata portion of the shares issuable under the 130,000 RSUs granted in February 2008, based on the portion of time he has provided services over the full four year vesting period.

The estimated payments or benefits which would have been paid to Mr. Smith in the event of his termination on July 31, 2012 under the specified circumstances are as follows:

Brad D. Smith Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Smith for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	2,242,500	2,242,500	—
Total Benefits and Perquisites	—	—	—
Total Severance	2,242,500	2,242,500	—
Gain on Accelerated Stock Options	2,883,725	10,266,569	15,386,699
Value of Accelerated Restricted Stock Units	12,624,714	17,874,805	35,636,870
Total Value of Accelerated Long-Term Incentives	15,508,439	28,141,374	51,023,569
Total Severance, Benefits & Accelerated Equity	17,750,939	30,383,874	51,023,569
R. Neil Williams
On November 2, 2007, Intuit entered into an employment agreement with Mr. Williams, which provided that Mr. Williams become Senior Vice President and Chief Financial Officer of Intuit, effective January 7, 2008. On December 1, 2008, Intuit amended Mr. Williams’ employment agreement in order to satisfy the technical documentary requirements of Section 409A.
If Intuit terminates Mr. Williams other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Williams terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Williams will be entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus provided he signs a release and waiver of claims.
The estimated payments or benefits which would have been paid to Mr. Williams in the event of his termination on July 31, 2012 under the specified circumstances are as follows:

R. Neil Williams Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Williams for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	1,181,250	1,181,250	—
Total Benefits and Perquisites	—	—	—
Total Severance	1,181,250	1,181,250	—
Gain on Accelerated Stock Options	—	395,402	546,947
Value of Accelerated Restricted Stock Units	3,255,385	4,069,462	9,469,328
Total Value of Accelerated Long-Term Incentives	3,255,385	4,464,864	10,016,275
Total Severance, Benefits & Accelerated Equity	4,436,635	5,646,114	10,016,275
Kiran M. Patel
On December 1, 2008, Intuit entered into a new employment agreement with Mr. Patel, which superseded Mr. Patel’s prior September 2, 2005 employment agreement and provided that Mr. Patel become Executive Vice President, Small Business Group, effective December 2, 2008.
If Intuit terminates Mr. Patel’s employment other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions), or Mr. Patel terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), or if within one year after any change of control of Intuit, Mr. Patel is not a Section 16 officer of the surviving entity or acquirer or his employment ends for reasons other than cause or his resignation, then in each case, Mr. Patel will be entitled to the following separation benefits provided he signs a release and waiver of claims: (1) a single lump sum severance payment equal to 18 months of his then current salary, and (2) one and one-half times his target bonus for the then current fiscal year.
The estimated payments or benefits which would have been paid to Mr. Patel in the event of his termination on July 31, 2012 under the specified circumstances are as follows:

Kiran M. Patel Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Patel for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	2,100,000	2,100,000	—
Total Benefits and Perquisites	—	—	—
Total Severance	2,100,000	2,100,000	—
Gain on Accelerated Stock Options	—	570,491	737,820
Value of Accelerated Restricted Stock Units	4,564,694	7,139,863	14,880,041
Total Value of Accelerated Long-Term Incentives	4,564,694	7,710,354	15,617,861
Total Severance, Benefits & Accelerated Equity	6,664,694	9,810,354	15,617,861
Laura A. Fennell
On March 31, 2004 Intuit entered into an employment agreement with Ms. Fennell. The estimated payments or benefits which would have been paid to Ms. Fennell in the event of her termination on July 31, 2012 under the specified circumstances are as follows:

Laura A. Fennell Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Ms. Fennell for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	239,061	307,501
Value of Accelerated Restricted Stock Units	2,215,474	2,898,091	5,515,323
Total Value of Accelerated Long-Term Incentives	2,215,474	3,137,152	5,822,824
Total Severance, Benefits & Accelerated Equity	2,215,474	3,137,152	5,822,824
Daniel R. Maurer
On November 16, 2005, Intuit entered into an employment agreement with Mr. Maurer. Mr. Maurer’s employment agreement was amended in January 2008 and in December 2008. The December 2008 amendment provided that Mr. Maurer become Senior Vice President and General Manager of Intuit’s Consumer Tax Group effective December 2, 2008. The estimated payments or benefits which would have been paid to Mr. Maurer in the event of his termination on July 31, 2012 under the specified circumstances are as follows:

Daniel R. Maurer Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Maurer for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	362,770	503,112
Value of Accelerated Restricted Stock Units	2,902,832	3,614,962	8,163,298
Total Value of Accelerated Long-Term Incentives	2,902,832	3,977,732	8,666,410
Total Severance, Benefits & Accelerated Equity	2,902,832	3,977,732	8,666,410

TRANSACTIONS WITH RELATED PERSONS
The Audit and Risk Committee is responsible for review, and approval or ratification as appropriate, of specific transactions between Intuit (or its subsidiaries) in which a “related person” has a direct or indirect material interest. Under SEC rules, “related persons” include directors, officers, nominees for director, 5% stockholders, and their immediate family members. The Audit and Risk Committee adopted a written set of procedures and guidelines, which are described below, to evaluate these transactions and obtain approval or ratification by the Audit and Risk Committee.
Identification of Related Persons.  Information about our directors and executive officers and persons related to them is collected and updated through annual Director & Officer Questionnaires and quarterly director affiliation summaries. Directors and executives provide the names of the entities with which they are affiliated, including board memberships, executive officer positions, charitable organizations, and affiliations of immediate family members.
Audit and Risk Committee Annual Pre-Approval.  On an annual basis, Intuit’s procurement and legal departments prepare requests for pre-approval of transactions or relationships involving related persons or parties with which Intuit is expected to do business during the upcoming fiscal year. The Audit and Risk Committee reviews these requests during its regular fourth quarter meeting and generally pre-approves annual spending levels for each transaction or relationship.
Periodic Approvals.  During the year, the list of known related persons is circulated to appropriate Intuit employees and is used to identify transactions with related persons. When Intuit identifies an actual or potential transaction with a related person that was not pre-approved by the Audit and Risk Committee, Intuit’s legal department collects information regarding the transaction, including the identity of the other party, the value of the transaction, and the size and significance of the transaction to both Intuit and the other party. This information is provided to the Audit and Risk Committee, which in its discretion may approve, ratify, rescind, place conditions upon, or take any other action with respect to the transaction.
Monitoring of Approved Transactions and Relationships.  Following approval by the Audit and Risk Committee, Intuit personnel review and monitor the transactions and relationships from time to time. If spending levels approach the limits approved by the Audit and Risk Committee, Intuit prepares and submits a new approval request to the Audit and Risk Committee for review at its next meeting.
Compensation Decisions.  The Audit and Risk Committee generally does not review executive or director compensation transactions or arrangements, as these are approved by the Compensation Committee or the Board, as appropriate.
Since the beginning of fiscal 2012, there have been no transactions and there currently are no proposed transactions in excess of $120,000 between Intuit (or its subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

AUDIT AND RISK COMMITTEE REPORT
We, the members of the Audit and Risk Committee, assist the Board in fulfilling its responsibilities by overseeing Intuit’s accounting and financial reporting processes, the qualifications, independence and performance of Intuit’s independent auditor, the performance of Intuit’s internal audit department and Intuit’s internal controls. We also are responsible for selecting, evaluating and setting the compensation of Intuit’s independent auditor. Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting accounting and financial reporting principles and designing Intuit’s system of internal control over financial reporting. The Audit and Risk Committee has selected the independent registered public accounting firm of Ernst & Young LLP as Intuit’s independent auditor, with responsibility for performing an independent audit of Intuit’s consolidated financial statements and for expressing opinions on the conformity of Intuit’s audited financial statements with generally accepted accounting principles and on the effectiveness of Intuit’s internal control over financial reporting based on their audit. The Audit and Risk Committee oversees the processes, although members of the Audit and Risk Committee are not engaged in the practice of auditing or accounting.
During the fiscal year ended July 31, 2012, the Audit and Risk Committee carried out the duties and responsibilities as outlined in its charter, including the following specific actions:

•	Reviewed and discussed with management and the independent auditor Intuit’s quarterly earnings announcements, consolidated financial statements, and related periodic reports filed with the SEC;

•	Reviewed with management its assessment of the effectiveness of Intuit’s internal control over financial reporting;

•	Reviewed with the independent auditor and management the audit scope and plan;

•	Reviewed the internal audit plan with the internal auditor; and

•	Met in periodic executive sessions with each of the independent auditor, representatives of management, and the internal auditor.
We reviewed and discussed with management and representatives of Ernst & Young the audited financial statements for the fiscal year ended July 31, 2012 and Ernst & Young’s opinion on the audited financial statements and the effectiveness of Intuit’s internal control over financial reporting. Ernst & Young represented that its presentations included the matters required to be discussed with the Audit and Risk Committee by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.
The Audit and Risk Committee recognizes the importance of maintaining the independence of Intuit’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit and Risk Committee has evaluated Ernst & Young’s qualifications, independence and performance. The Audit and Risk Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit and Risk Committee or its delegate. Intuit’s pre-approval policy is more fully described in this proxy statement under the caption “Proposal No. 2 — Ratification of Selection of Independent Registered Public Accounting Firm.” The Audit and Risk Committee has concluded that provision of the services described in that section is compatible with maintaining the independence of Ernst & Young. In addition, we have received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with us concerning independence and discussed with Ernst & Young the firm’s independence.
Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the charter, we recommended to the Board that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2012. We also selected Ernst & Young LLP as Intuit’s independent registered public accounting firm for fiscal 2013.
AUDIT AND RISK COMMITTEE MEMBERS
Dennis D. Powell (Chair)
Diane B. Greene
Suzanne Nora Johnson

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Each of our directors stands for election on an annual basis. We do not have a classified or staggered Board. The Nominating and Governance Committee, consisting solely of independent directors, as determined by the Board under applicable NASDAQ listing standards, recommended the directors for nomination by our full Board. Based on that recommendation, our Board has nominated those directors for election at the Meeting.
Nominees
The following nine incumbent directors are nominated for election to the Board: Christopher W. Brody, William V. Campbell, Scott D. Cook, Diane B. Greene, Edward A. Kangas, Suzanne Nora Johnson, Dennis D. Powell, Brad D. Smith and Jeff Weiner.
Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee dies, resigns or is removed from the Board prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holder will vote your shares to approve the election of any substitute nominee proposed by the Board. Please see “Directors Standing for Election” on page 9 of this proxy statement for information concerning each of our nominees standing for election. We have provided information in each nominee’s biography concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Governance Committee and the Board to determine that each nominee should serve as a director.
Majority Voting
Our Bylaws require that in order to be elected in an uncontested election a director nominee must be elected by a majority of the votes cast by the shares of common stock present (either in person or by proxy) at the Meeting (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions and, if applicable, broker non-votes will not be counted as votes “for” or “against” a nominee and therefore will not affect the outcome of the vote on this proposal. Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, in accordance with Intuit’s Bylaws and Corporate Governance Principles, each director has submitted an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days of the date that the election results were certified.
The Board recommends that you vote
FOR the election of each of the nominated directors.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Intuit’s Audit and Risk Committee has selected Ernst & Young LLP as the independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending July 31, 2013. As a matter of good corporate governance we are asking stockholders to ratify this selection. Representatives of Ernst & Young are expected to attend the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders. If the selection of Ernst & Young is not ratified, the Audit and Risk Committee will consider whether it should select another independent registered public accounting firm.

The Audit and Risk Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
It is the policy of the Audit and Risk Committee to pre-approve near the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit and Risk Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit and Risk Committee may also pre-approve particular services during the fiscal year on a case-by-case basis. The independent auditor and management periodically report to the Audit and Risk Committee the actual fees incurred versus the pre-approved budget.
Fees Paid to Ernst & Young LLP
The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young for fiscal 2012 and 2011:

Fee Category	Fiscal 2012	Fiscal 2011
Audit Fees	$3,574,000	$3,031,000
Audit-Related Fees	611,000	411,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$4,185,000	$3,442,000
Audit Fees
These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.
Audit-Related Fees
Audit-related fees consist primarily of SSAE 16 reviews and other attestation services.
Tax Fees
Intuit paid no tax fees to Ernst & Young in fiscal 2012 or fiscal 2011.
All Other Fees
Intuit paid no other fees to Ernst & Young in fiscal 2012 or fiscal 2011.
For more information about Ernst & Young, please see the “Audit and Risk Committee Report” on page 57.
Approval of this Proposal No. 2 requires the affirmative vote of the majority of the shares of common stock present at the Meeting in person or represented by proxy and entitled to vote on this proposal, that are voted “for” or “against” the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board recommends that you vote
FOR the ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We voluntarily included a non-binding advisory vote on our executive compensation program (also referred to as a "say on pay" proposal) in our proxy statement last year. We are gratified that last year approximately 93% of the votes cast at the annual meeting supported the policies, practices and philosophy of our compensation program. This year, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are again asking stockholders to approve the following advisory resolution at the Meeting:
RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee compensates our executives based on overall Intuit performance and individual performance, and our overall compensation packages are designed to help Intuit acquire, retain and motivate talented executives with proven experience. Because our Named Executive Officers lead our largest business units or functions, they have the ability to directly influence overall company performance and, as a result, have a greater portion of their pay tied to short and long-term incentive programs than most other Intuit employees.
In setting policies and practices regarding compensation, the guiding philosophy of the Compensation Committee is to establish a compensation program that is designed to:

•	compensate our executives based on both overall Company performance and individual employee performance;

•	help achieve our corporate growth strategy;

•	acquire, retain and motivate talented executives with proven experience; and

•
have a greater portion of Named Executive Officer pay tied to short- and long-term incentive programs than most other Intuit employees, because they lead our key business units or functions, and thus have the ability to directly influence overall company performance.

Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy and are intended to work together to provide total compensation that is reasonable, competitive and related to both Intuit's performance and the individual performance of employees, including executive officers:

•
The majority of our officer compensation is in the form of performance-based incentives, and more than 50% of those incentives are in the form of performance-based RSUs, which use a variety of measures, including performance versus three-year operating goals that reflect our strategic plan and relative TSR compared to a peer group;

•	We do not provide special retirement benefits designed solely for executive officers;

•	We do not provide any excise tax “gross-up” payments in the event that a severance payment is considered an excess parachute payment under U.S. tax laws;

•	We do not provide perquisites or other executive benefits based solely on rank;

•	We have implemented “clawback” provisions for performance-based equity awards; and

•	We have implemented stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times his base salary.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy, and the “Executive Compensation” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
While the advisory vote to approve executive compensation is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.
The advisory resolution of Proposal No. 3 will be approved if it receives the affirmative vote of the majority of the shares of common stock present at the Meeting in person or represented by proxy and entitled to vote on this proposal, that are voted “for” or “against” the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board recommends that you vote
FOR approval of the advisory resolution to approve executive compensation.

PROPOSAL NO. 4
APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE INTUIT INC. SENIOR EXECUTIVE INCENTIVE PLAN
We currently maintain the Intuit Inc. Senior Executive Incentive Plan. The Senior Executive Incentive Plan is a component of our overall strategy to pay our employees for delivering measurable results. The purposes of the Senior Executive Incentive Plan are to motivate senior executives (as defined in the plan) by tying compensation to performance, to reward exceptional performance that supports our overall objectives and to attract and retain top-performing senior executives. The Senior Executive Incentive Plan first became effective on December 14, 2007, upon approval by stockholders at our 2007 Annual Meeting of Stockholders. In order to allow bonuses paid under the Senior Executive Incentive Plan to continue to qualify as fully tax-deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the Board is asking our stockholders to re-approve the material terms of the performance goals under the Senior Executive Incentive Plan.
Stockholders are being asked only to re-approve the material terms of the performance goals under the Senior Executive Incentive Plan at the Meeting. These terms are the same as those that the stockholders previously approved in 2007. Stockholders are not being asked to approve any amendment to the Senior Executive Incentive Plan or to approve the Senior Executive Incentive Plan itself.
If our stockholders do not approve the material terms of the performance goals for performance-based bonuses, there will be no impact on the terms of the Senior Executive Incentive Plan. The Senior Executive Incentive Plan will continue to remain in existence and awards may continue to be made in accordance with the terms of the Senior Executive Incentive Plan. The only impact on Intuit will be that some or all of the value of certain awards that are based on the achievement of one or more performance goals will no longer be deductible under the Internal Revenue Code as a result of the limitations imposed under Section 162(m).
The Senior Executive Incentive Plan is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m). The Board believes that it is in the best interests of Intuit and its stockholders to provide that bonuses to be paid to executive officers under the Senior Executive Incentive Plan are deductible by Intuit for federal income tax purposes. Generally, under Section 162(m), the federal income tax deductibility of compensation paid to our President and Chief Executive Officer and each of the next three most highly compensated executive officers (other than our Chief Financial Officer) may be limited to the extent that it exceeds $1,000,000 in any one year. We can deduct compensation in excess of that amount if the additional compensation qualifies as “performance-based compensation” under Section 162(m).
One of the requirements of “performance-based compensation” is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our stockholders. In addition, Section 162(m) provides that if we retain the authority to change the targets under a performance goal, then we must, no later than the first stockholders meeting that occurs in the fifth year following the year in which prior stockholder approval was obtained, again disclose the material terms of the performance goals to our stockholders for re-approval. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal may be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards under the Senior Executive Incentive Plan, each of these aspects is discussed below, and stockholder approval of this proposal is intended to constitute approval of each of these aspects of the Senior Executive Incentive Plan for purposes of the approval requirements of Section 162(m).
Below is a summary of the principal provisions of the Senior Executive Incentive Plan. We have attached the Senior Executive Incentive Plan as Appendix B to this proxy statement, and the following description of the Senior Executive Incentive Plan is qualified in its entirety by reference to that Appendix.
Background
The Compensation Committee will administer the Senior Executive Incentive Plan. Compensation Committee members must qualify as “outside directors” under Section 162(m) in order for cash awards under the Senior Executive Incentive Plan to qualify as deductible performance-based compensation under Section 162(m). Our Compensation Committee members meet this requirement. Subject to the terms of the Senior Executive Incentive Plan, the Compensation Committee has the sole discretion to determine the key employees who will receive awards and the amounts, terms and conditions of each award.

Under the Senior Executive Incentive Plan, during any Intuit fiscal year no participant may receive an award of more than $5,000,000.
Eligibility
In selecting participants for the Senior Executive Incentive Plan, the Compensation Committee will choose those senior executives (Senior Vice President and above) who the Committee believes are most likely to make significant contributions to Intuit's success. The actual number of employees who will receive awards under the Senior Executive Incentive Plan cannot be determined in advance because eligibility for participation is at the discretion of the Compensation Committee. However, there are currently 19 employees who hold positions of Senior Vice President or above. Participation in future years is at the discretion of the Compensation Committee.
Senior Executive Incentive Plan Awards
Under the Senior Executive Incentive Plan, the Compensation Committee will determine the fiscal year or other performance period for measuring actual performance (each a “Performance Period”). The Compensation Committee will establish for each Performance Period (a) the performance goals based on business criteria and the target levels of performance, and (b) a formula for calculating a participant's award based on actual performance compared to the pre-established performance goals. Performance goals will be based on one or more of the following business criteria: revenue, operating income, net income, earnings per share, return on net assets programs, cash flow, stockholder return, return on investment, revenue growth, operating income growth, market share, strategic positioning, return on equity, new product releases and employee productivity and satisfaction metrics.
The Compensation Committee may set performance periods and performance goals that differ from participant to participant. For example, the Compensation Committee may designate performance goals based on either Intuit-wide or business unit results, as appropriate for the participant's specific responsibilities.
After the end of each Performance Period, the Compensation Committee will determine the extent to which the performance goals for each participant were achieved. The Compensation Committee will determine the actual award (if any) for each participant by the level of actual performance achieved. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the Senior Executive Incentive Plan generally will be payable in cash after the end of the Performance Period during which the award was earned.
For additional information regarding the setting and assessment of achievement of performance goals under the SEIP, please refer to the discussion of “Annual Cash Bonuses,” which begins on page 28, in the “Compensation Discussion and Analysis” section of this proxy statement.
Fiscal 2012 Senior Executive Incentive Plan Benefits
Since payments under the Senior Executive Incentive Plan will be determined by comparing actual performance to the performance goals established by the Compensation Committee under this plan, it is not possible to predict the amount of benefits that will be paid under the Senior Executive Incentive Plan for any Performance Period.
Senior Executive Incentive Plan Amendments
The Compensation Committee may amend or terminate the Senior Executive Incentive Plan at any time and for any reason. In order to maintain the ability to treat payments under the plan as deductible “performance-based compensation” under Section 162(m), material amendments of the terms of the performance goals under the Senior Executive Incentive Plan require stockholder approval.
Approval of this Proposal No. 4 requires the affirmative vote of the majority of the shares of common stock present at the Meeting in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board recommends that you vote
FOR approval of the material terms of the performance goals under the Intuit Inc. Senior Executive Incentive Plan.

APPENDIX A
INTUIT INC.

Supplemental Information for the 2013 Proxy Summary and Compensation Discussion and Analysis
in the Proxy Statement for the 2013 Annual Meeting of Stockholders

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The 2013 Proxy Summary (“Proxy Summary”) beginning on page 3 and the Compensation Discussion and Analysis (“CD&A”) beginning on page 25 of the proxy statement contain two non-GAAP financial measures – non-GAAP operating income and non-GAAP earnings per share (EPS). The table on page A-3 of this proxy statement reconciles the non-GAAP financial measures in the Proxy Summary and CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations
We also exclude the following items from non-GAAP net income and diluted net income per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and certain discrete tax items

•	Discontinued operations
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses.  These consist of non-cash expenses for stock options, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets.  When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the entity on our balance sheet and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of other purchased intangible assets such as customer lists, covenants not to compete and trade names.
Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.
Professional fees for business combinations.  We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on debt securities and other investments.  We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair marketable equity securities and other investments.
Income tax effects of excluded items and certain discrete tax items.  We exclude from our non-GAAP financial measures the income tax effects of the items described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.
Operating results and gains and losses on the sale of discontinued operations.  From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

	Twelve Months Ended July 31,
	2012	2011
	(In millions, unaudited)
GAAP operating income from continuing operations	$1,177	$1,037
Amortization of acquired technology	14	12
Amortization of other acquired intangible assets	39	43
Goodwill and intangible asset impairment charge	—	30
Professional fees for business combinations	5	—
Share-based compensation expense	169	153
Non-GAAP operating income	$1,404	$1,275

GAAP net income	$792	$634
Amortization of acquired technology	14	12
Amortization of other acquired intangible assets	39	43
Goodwill and intangible asset impairment charge	—	30
Professional fees for business combinations	5	—
Share-based compensation expense	169	153
Net gains on debt securities and other investments	(16)	(2)
Income tax effect of non-GAAP adjustments	(72)	(75)
Discontinued operations	(25)	18
Non-GAAP net income	$906	$813

GAAP diluted net income per share	$2.60	$2.00
Amortization of acquired technology	0.05	0.04
Amortization of other acquired intangible assets	0.13	0.14
Goodwill and intangible asset impairment charge	—	0.09
Professional fees for business combinations	0.02	—
Share-based compensation expense	0.54	0.48
Net gains on debt securities and other investments	(0.05)	(0.01)
Income tax effect of non-GAAP adjustments	(0.24)	(0.24)
Discontinued operations	(0.08)	0.06
Non-GAAP diluted net income per share	$2.97	$2.56

Shares used in diluted per share calculations	305	317

APPENDIX B

INTUIT INC.
SENIOR EXECUTIVE INCENTIVE PLAN
As Adopted by the Compensation Committee of the Board on October 23, 2007
Approved by Stockholders on December 14, 2007
Amended and Restated by the Compensation Committee effective August 1, 2012
Approved by Stockholders on January [___], 2013

1.	Purposes
The Intuit Inc. Senior Executive Incentive Plan is a component of Intuit's overall strategy to pay its employees for performance. The purposes of this Plan are to: (A) motivate senior executives by tying their compensation to performance; (B) reward exceptional performance that supports overall Intuit objectives; and (C) attract and retain top performing employees.

2.	Definitions

A.	“Award” means any cash incentive payment made under the Plan.

B.	“Code” means the Internal Revenue Code of 1986, as amended.

C.
“Committee” means the Compensation Committee of Intuit's Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall be comprised solely of directors who are outside directors under Code Section 162(m).

D.
“Intuit” means Intuit Inc. and any corporation or other business entity of which Intuit (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

E.	“Senior Executive” means an Intuit employee who holds a position with the title of Senior Vice President or above.

F.	“Participant” means any Senior Executive to whom an Award is granted under the Plan.

G.	“Plan” means this Plan, which shall be known as the Intuit Senior Executive Incentive Plan.

3.	Administration

A.	The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i)	interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)	adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii)	select Senior Executives to receive Awards;

(iv)	determine the terms of Awards consistent with this Plan document;

(v)	determine amounts subject to Awards (within the limits prescribed in the Plan);

(vi)	determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of Intuit or an acquired business unit;

(vii)	grant waivers of Plan or Award conditions (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(viii)	accelerate the payment of Awards (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(ix)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(x)	take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(xi)	adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Senior Executives to receive Awards; and

(xii)
amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by Intuit's stockholders, to the extent such stockholder approval is required under Code Section 162(m) with respect to Awards which are intended to qualify under that Section.

B.
The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only the Committee may grant and administer Awards which are intended to qualify as performance-based compensation under Code Section 162(m).

4.	Eligibility
Only Senior Executives designated by the Committee as eligible may become Participants in the Plan.

5.	Performance Goals

A.
The Committee shall establish performance goals applicable to a particular fiscal year (or performance period) prior to its start, provided, however, that such goals may be established after the start of the fiscal year (or performance period) but while the outcome of the performance goal is substantially uncertain if such a method of establishing performance goals is permitted under proposed or final regulations issued under Code Section 162(m).

B.
Each performance goal applicable to a fiscal year (or performance period) shall be one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either Intuit as a whole or to a business unit, division, business segment or function or subsidiary, either individually, alternatively or in any combination, and measured on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee:

•	Net income

•	Stockholder return

•	Earnings per share

•	Revenue

•	Return on investment

•	Revenue growth

•	Operating income

•	Operating income growth

•	Market share

•	Strategic positioning

•	Return on net assets programs

•	Return on equity

•	Cash flow

•	New product releases

•	Employee productivity and satisfaction metrics

C.
The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

D.
The Committee shall base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.

E.
As soon as reasonably practicable following the conclusion of each fiscal year (or performance period), the Committee shall certify, in writing, if and the extent to which the performance goal or goals have been satisfied as and to the extent required by Code Section 162(m).

6.	Awards

A.	During any Intuit fiscal year, no Participant shall receive an Award of more than $5,000,000.

B.	The Committee, in its discretion, may reduce or eliminate a Participant's Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

C.
Except as expressly provided herein, the payment of an Award requires that the Participant be an active employee and on Intuit's payroll on the day the Award is paid to receive any portion of the Award. The Committee may make exceptions to the foregoing requirement in the case of death or disability, or in the case of a corporate change in control as determined by the Committee in its sole discretion. In addition, a Participant whose employment is governed by an employment agreement and whose employment is terminated by Intuit without “Cause,” or who resigns for “Good Reason,” or in an “Involuntary Termination” (as such terms, or their equivalents, are defined in the Participant's employment agreement), shall be permitted to continue participating in the Plan through the end of the then-current fiscal year, and shall be eligible to receive an Award based on the actual level of achievement of the applicable performance goals for such year, prorated to take into account the portion of such fiscal year during which the Participant was an active employee and in all events subject to the provisions of Section 6.B above.

D.	Awards shall be paid no later than the first March 15 following the end of the fiscal year in which occurred the performance for which the Award is being paid.

E.	Intuit shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

7.	General

A.
The Plan, as amended and restated hereby, is effective as of August 1, 2012. Absent any future amendment to the Plan that changes the material terms of the performance goal(s) set forth herein, in the event that the Plan receives the approval of the Company's stockholders at the first Annual General Meeting of Stockholders held after the Company's fiscal year ending in 2012, the Plan shall not require further approval by the Company's stockholders for purposes of Section 162(m)(3)(C)(ii) of the Code or any succeeding provision, with respect to Awards earned in respect of fiscal years through and including the Company's fiscal year ending in 2017.

B.
Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by Intuit for the account of the Participant under the Plan.

C.
Participation in the Plan shall not give any Senior Executive any right to remain in Intuit's employ. Further, the adoption of this Plan shall not be deemed to give any Senior Executive or other individual the right to be selected as a Participant or to be granted an Award.

D.	To the extent any person acquires a right to receive payments from Intuit under this Plan, such rights shall be no greater than the rights of an unsecured creditor of Intuit's.

E.	The Plan shall be governed by and construed in accordance with the laws of the State of California.

F.
The Board may amend or terminate the Plan (i) at any time and for any reason subject to stockholder approval and (ii) at any time and for any reason if and to the extent the Plan's qualification under Code Section 162(m) would not be adversely affected.

INTUIT

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M50585-P30025 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTUIT INC.

The Board of Directors recommends you vote FOR all the nominees listed and FOR proposals 2, 3 and 4:

	For	Against	Abstain
1. Election of Directors **Nominees:**			
1a. Christopher W. Brody	☐	☐	☐
1b. William V. Campbell	☐	☐	☐
1c. Scott D. Cook	☐	☐	☐
1d. Diane B. Greene	☐	☐	☐
1e. Edward A. Kangas	☐	☐	☐
1f. Suzanne Nora Johnson	☐	☐	☐
1g. Dennis D. Powell	☐	☐	☐
1h. Brad D. Smith	☐	☐	☐
1i. Jeff Weiner	☐	☐	☐
2. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please date, sign and mail your proxy card back as soon as possible!
Annual Meeting of Stockholders
INTUIT INC.
January 17, 2013
- Please detach and Mail in Envelope Provided -

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M50586-P30025

INTUIT INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JANUARY 17, 2013

The undersigned hereby appoints Brad D. Smith, R. Neil Williams and Laura A. Fennell, or any of them as proxies, each with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:00 a.m. Pacific Standard Time on January 17, 2013, at Intuit's offices at 2750 Coast Avenue - Building 6, Mountain View, California 94043, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally at the meeting on the matters listed on the reverse side. Please note the meeting will take place in a different building than in prior years.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3 AND 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued, and to be marked, dated and signed, on the other side.